  As filed with the Securities and Exchange Commission on March 26, 1999
                                                      Registration No. 333-71499

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 4
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------
                              CRITICAL PATH, INC.
             (Exact name of registrant as specified in its charter)


      California                            7389                 91-1788300
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)


                                 320 1st Street
                        San Francisco, California 94105
                                 (415) 808-8800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                               DOUGLAS T. HICKEY
                     President and Chief Executive Officer
                              CRITICAL PATH, INC.
                                 320 1st Street
                        San Francisco, California 94105
                                 (415) 808-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                               ----------------
                                   Copies to:


            Jorge del Calvo, Esq.             Alan K. Austin, Esq.
          Stanley F. Pierson, Esq.           Mark L. Reinstra, Esq.
            Davina K. Kaile, Esq.            James C. Creigh, Esq.
           James J. Masetti, Esq.            Clay B. Simpson, Esq.
        Pillsbury Madison & Sutro LLP   Wilson Sonsini Goodrich & Rosati
             2550 Hanover Street               650 Page Mill Road
             Palo Alto, CA 94304               Palo Alto, CA 94304

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier
effective registration statement for the same offering.   [_]

  If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                         CALCULATION OF FILING FEE

=================================================================================
                                                Proposed
    Class of Securities                     Maximum Aggregate      Amount of
      To Be Registered                      Offering Price(1) Registration Fee(2)
---------------------------------------------------------------------------------
Common Stock, $.0001. par value...........    $103,500,000          $28,773
=================================================================================

(1) Estimated solely for the purpose of composing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) A filing fee of $14,387 was paid by the Registrant on January 29, 1999.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED March 26, 1999

                                     (logo)

                              CRITICAL PATH, INC.
                                4,500,000 Shares
                                  Common Stock

  Critical Path, Inc. is offering 4,500,000 shares of its common stock. This is Critical Path's initial public offering and no public market currently exists for its shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "CPTH" for the shares we are offering. We anticipate that the initial public offering price will be between $18.00 and $20.00 per share.

                                ---------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to Critical Path.......................................    $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Critical Path has granted the underwriters a 30-day option to purchase up to
an additional            shares of common stock to cover over-allotments.

                                ---------------

BancBoston Robertson Stephens                                  Hambrecht & Quist

                                ---------------

Dain Rauscher Wessels                                               FAC/Equities
 a division of Dain Rauscher Incorporated

                                ---------------

                The date of this prospectus is           , 1999.

                             INSIDE FRONT COVER


                                          EMAIL
                                            Questions
                                              Need
                                                Answers
is your email always up
  and running?


      Can you upgrade your
        email quickly and easily
      to support additional users?


is your email operation the
most cost-effective?


           Will you be able to keep up
            with the internet messaging
             demands of tomorrow?



                                          [Logos of Strategic
                                            partners appear here]

                                  GATEFOLD


Critical Path       The email messaging service        enterprise services

 Software                    Solution                  future capabilities
                                                       including

Branding  Service   basic     secure     ecommerce     unified messaging
                    email     email      services      directions
 24x7               hosting   hosting
Scalable                                                calendaring
                    spam      SSL-based  future
                    blocking  messaging  capabilities
                                         including

                    anti-virus           billing transactions

                                         security

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, the "Company," "Critical Path," "we," "us," and "our" refer to Critical Path, Inc., a California corporation.

                               ----------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Summary.................................................................    4
Risk Factors............................................................    6
Use of Proceeds.........................................................   18
Dividend Policy.........................................................   18
Capitalization..........................................................   19
Dilution................................................................   20
Selected Consolidated Financial Information.............................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................   22
Business................................................................   31
Management..............................................................   49
Certain Transactions....................................................   58
Principal Shareholders..................................................   61
Description of Capital Stock............................................   63
Shares Eligible for Future Sale.........................................   66
Underwriting............................................................   68
Legal Matters...........................................................   71
Experts.................................................................   71
Where You Can Find More Information.....................................   71
Index to Consolidated Financial Statements..............................  F-1

                               ----------------

  This prospectus contains trademarks and trade names of other companies.

                               ----------------

Unless otherwise noted, the information in this prospectus assumes that all of the outstanding preferred stock of Critical Path, with the exception of 45,067 shares of preferred stock that Critical Path intends to repurchase at $4.26 per share prior to the closing of the offering, will be converted into common stock, that certain warrants for the purchase of Series A and Series B Preferred Stock will be exercised on a net basis and that the underwriters will not exercise their overallotment option.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the Financial Statements, carefully before making an investment decision.

                                  The Company

  We are a leading provider of email hosting services designed to allow a wide range of organizations, including Internet service providers, web hosting companies, web portals and corporations, to reduce costs and improve customer service by outsourcing their email systems. We believe we are a leading provider of email hosting services because our services are designed to support growth, enhance reliability, allow access to advanced technologies and provide greater access with high levels of security. In addition, our service is designed so that our customers can enhance their brand recognition by maintaining their existing "look and feel" while improving the functionality of their email service. We intend to build on our expertise in email services to provide additional Internet messaging services in the future. At December 31, 1998, we had over 100 customers. We seek to establish strategic relationships with entities that are both commercial partners and/or equity investors or with whom we have contractualized reseller relationships. We have strategic relationships with ICQ, a subsidiary of America Online, E*TRADE, Network Solutions, Sprint and US West.

  Email, one of the most popular Internet applications, has broadened from a simple messaging tool to a widely accepted form of communication for both personal and business use. According to Electronic Mail & Messaging Systems, there were 263 million electronic mailboxes worldwide as of September 30, 1998. Electronic Mail & Messaging Systems estimates that there could be as many as 400 million electronic mailboxes worldwide by the end of 1999. According to the Gartner Group, approximately 300 billion electronic mail messages were sent in 1998. In addition, the complexity of the individual messages is increasing, allowing email to become a more functional communications tool for both personal and business use. At the same time, we believe that customers are increasingly expecting the same reliability from their email service that they are accustomed to receiving from their telephone service, commonly referred to as web-tone reliability. Due to this expectation and the expense and expertise required to maintain a reliable email system, organizations are increasingly seeking to outsource their email systems.

  Our services provide the following benefits to our customers:

  . reduced costs associated with acquiring and maintaining hardware and software and with recruiting and retaining systems engineering and administrative support;

  . a scalable and reliable system architecture designed to support global service over hundreds of millions of mailboxes across millions of domains with web-tone reliability;

  . access to advanced technologies based on our expertise in rapidly deploying new technologies, combating system failures and maintaining network and system security;

  . easy access by customers and end-users by designing our services on open
    Internet-based standards; and

  . control over their own brand and functionality through customized web-based email interfaces.

  Our headquarters are located at 320 1st Street, San Francisco, California 94105 and our telephone number is (415) 808-8800. Our website address is www.cp.net. The information on our website is not a part of this prospectus.

                                  The Offering

 Common stock offered by Critical Path.............. 4,500,000 shares
 Common stock to be outstanding after the offering.. 34,107,684 shares
 Use of proceeds.................................... Expand sales and marketing activities, open
                                                     additional data centers,
                                                     expand international
                                                     operations and for general
                                                     corporate purposes and
                                                     working capital.
 Proposed Nasdaq National Market symbol............. CPTH

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  Please see Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data. The As Adjusted Consolidated Balance Sheet Data summarized below reflects the application of the net proceeds from the sale of the 4,500,000 shares of common stock offered by Critical Path at an assumed initial public offering price of $19.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                                     Period from
                                                  February 19, 1997  Year Ended
                                                   (Inception) to   December 31,
                                                  December 31, 1997     1998
                                                  ----------------- ------------
Consolidated Statement of Operations Data:
Net revenues.....................................      $    --        $    897
Loss from operations.............................       (1,056)        (11,448)
Net loss.........................................       (1,074)        (11,461)
Net loss per share -- basic and diluted..........      $ (0.54)       $  (2.94)
Weighted average shares -- basic and diluted.....        1,994           3,889
Pro forma net loss per share (unaudited):
  Net loss per share -- basic and diluted........                     $  (0.81)
  Weighted average shares -- basic and diluted...                       14,194

                                                              December 31, 1998
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents................................... $14,791   $93,506
Working capital.............................................  12,524    91,239
Total assets................................................  20,663    99,378
Capital lease obligations, long-term........................   2,454     2,454
Shareholders' equity........................................  15,358    94,073

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

  This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Because we have a limited operating history, it is difficult to evaluate our business and we may face various risks, expenses and difficulties associated with early stage companies

  Because we have only a limited operating history upon which you can evaluate our business and prospects, you should consider the risks, expenses and difficulties that we may encounter when making your investment decision. These risks include our ability to:

  . expand our sales and marketing activities;

  . create and maintain strategic relationships;

  . expand our customer base and retain key clients;

  . introduce new services;

  . manage growing operations;

  . compete in a highly competitive market;

  . upgrade our systems and infrastructure to handle any increases in messaging traffic;

  . reduce service interruptions; and

  . recruit and retain key personnel.

We expect that our operating expenses will increase as we spend resources on building our business and that this increase may have a negative effect on our operating results and financial condition

  We have spent heavily on technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing new email service offerings, and expanding our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenues. If our revenues do not correspondingly increase, our operating results and financial condition could be negatively affected.

We have a history of losses, expect continuing losses and may never achieve profitability

  We incurred net losses of approximately $1.1 million for the period from February 19, 1997 (inception) through December 31, 1997 and $11.5 million for the year ended December 31, 1998. As of December 31, 1998, we had an accumulated deficit of approximately $12.5 million. We have not achieved profitability in any period, and we expect to continue to incur net losses for the foreseeable future. Should we continue to incur net losses in future periods, we may not be able to increase our number of employees or our investment in capital equipment, sales and marketing programs, and research and development in accordance with our present plans. Continuation of our net losses may also require us to secure additional financing sooner than anticipated. Such financing may not be available in sufficient amounts, or on terms acceptable to us, and may dilute existing shareholders. We may never obtain sufficient revenues to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability in the future. This may, in turn, cause our stock price to decline.

Due to our limited operating history and the emerging nature of the email services market, our future revenues are unpredictable, and our quarterly operating results may fluctuate

  We cannot accurately forecast our revenues as a result of our limited operating history and the emerging nature of the Internet-based email services market. Our revenues could fall short of our expectations if we experience delays or cancellations of even a small number of orders. We often offer volume-based pricing, which may affect our operating margins. A number of factors are likely to cause fluctuations in our operating results, including, but not limited to:

  . continued growth of the Internet in general and of email usage in particular;

  . demand for outsourced email services;

  . our ability to attract and retain customers and maintain customer satisfaction;

  . our ability to upgrade, develop and maintain our systems and infrastructure;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

  . technical difficulties or system outages;

  . the announcement or introduction of new or enhanced services by our competitors;

  . our ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

  . the pricing policies of our competitors;

  . failure to increase our international sales; and

  . governmental regulation surrounding the Internet and email in particular.

  In addition to the factors set forth above, our operating results will be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with employees and non-employees. In particular, we expect to incur substantial non-cash charges associated with the grant of a warrant to America Online. In addition to amortization of the initial fair value of this warrant, which totaled $16.5 million, we expect that future changes in the trading price of our common stock at the end of each quarter and at the date certain milestones are achieved, will cause additional substantial changes in the ultimate amount of such amortization.

  Due to lead times required to purchase, install and test equipment, we typically need to purchase equipment well in advance of the receipt of any expected revenues. Delays in obtaining this equipment could result in unexpected revenue shortfalls. Small variations in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

  Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

If we fail to expand our sales and marketing activities, we may be unable to expand our business

  Our ability to increase our revenues will depend on our ability to successfully recruit, train and retain sales and marketing personnel. As of February 28, 1999, we had 38 sales and marketing personnel. We plan to continue to invest significant resources to expand our sales and marketing organizations. Competition for additional qualified personnel is intense and we may not be able to hire and retain personnel with relevant experience. We have recently hired most of our sales and marketing personnel, including our Vice President of Sales, who joined us in November 1998.

  The complexity and implementation of our Internet messaging services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. Our current and prospective customers, in turn, must be able to educate their end-users. With our relatively brief operating history and our plans for expansion, we have considerable need to recruit, train, and retain qualified staff. Any delays or difficulties we encounter in these staffing efforts would impair our ability to attract new customers and to enhance our relationships with existing customers. This in turn would adversely impact the timing and extent of our revenues. Because the majority of our sales and marketing personnel have recently joined Critical Path and have limited experience working together, our sales and marketing organizations may not be able to compete successfully against bigger and more experienced sales and marketing organizations of our competitors. If we do not successfully expand our sales and marketing activities, our business could suffer and our stock price could decline.

Unplanned system interruptions and capacity constraints could reduce our ability to provide email services and could harm our business and our reputation

  Our customers have in the past experienced some interruptions in our email service. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk email, or "spam," attacks and operating system failures. For example, in October 1998, our customers experienced a four-hour service interruption due to an operating system failure. Our revenues depend on the number of end-users who use our email services. Our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our systems or networks or reduce our ability to provide email services. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could suffer dramatically.

  We have entered into service agreements with some of our customers that require certain minimum performance standards, including standards regarding the availability and response time of our email services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect our ability to attract and retain customers.

We depend on strategic relationships and other sales channels and the loss of any of our strategic relationships could harm our business and have an adverse impact on our revenue

  We depend on our strategic relationships to expand our distribution channels and to undertake joint product development and marketing efforts. Our ability to increase revenues depends upon marketing our services through new and existing strategic relationships. We have entered into written agreements with ICQ, a subsidiary of America Online, Inc., E*TRADE Group, Inc., Network Solutions, Inc., Sprint Communications Company L.P. and US West Communications Services, Inc., among others. We depend on a broad acceptance of outsourced email services on the part of potential partners and acceptance of us as the supplier for these outsourced email services. We also depend on joint marketing and product development through our strategic relationships to achieve market acceptance and brand recognition. For example, through our relationship with E*TRADE, we can conduct shared advertising campaigns and include our messaging services in E*TRADE's international strategic relationships. Our agreements with our strategic partners typically do not restrict them from introducing competing services and may be terminated by either party without cause. These agreements typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some agreements are terminable by us, upon 30-120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all. If we lose any of our strategic relationships, fail to renew these agreements or relationships or fail to develop new strategic relationships, our business will suffer. The loss of any of our key strategic relationships would have an adverse impact on our current and future revenue. For example, E*TRADE accounted for approximately 62% of our 1998 net revenues, excluding the value of stock purchase rights received by E*TRADE, and TABNet, a wholly owned subsidiary of Verio, accounted for approximately 30% of our 1998 net revenues. In addition to our strategic relationships, we also depend on the ability of our customers to sell and market our services to their end-users.

We have experienced rapid growth which has placed a strain on our resources and our failure to manage our growth could cause our business to suffer

  We recently began to expand our operations rapidly and intend to continue this expansion. The number of our employees increased from 17 on December 31, 1997 to 93 on December 31, 1998. As of February 28, 1999, we had 133 employees. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure by us to properly manage these system and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our operations and employee base. Our management may not be able to hire, train, retain, motivate and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities. If we cannot manage growth effectively, our business and operating results could suffer.

We may not be able to respond to the rapid technological change of the Internet messaging industry

  The Internet messaging industry is characterized by rapid technological change, changes in user and customer requirements and preferences and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we don't properly identify the feature preferences of prospective customers, or if we fail to deliver email features which meet the standards of these customers, our ability to market our service successfully and to increase our revenues could be impaired. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also not be able to use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we cannot, for technical, legal, financial or other reasons, adapt or respond in a cost-effective and timely manner to changing market conditions or customer requirements, our business and operating results would suffer.

If our system security is breached, our business and reputation could suffer

  A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. If they are successful, they could obtain our customers' confidential information, including our customers' profiles, passwords, financial account information, credit card numbers or other personal information. We may be liable to our customers for any breach in our security and any breach could harm our reputation. We rely on encryption technology licensed from third parties. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Our failure to prevent security breaches may have a material adverse effect on our business and operating results.

We depend on broad market acceptance for outsourced Internet-based email service

  The market for outsourced Internet-based email service is new and rapidly evolving. Concerns over the security of online services and the privacy of users may inhibit the growth of the Internet and commercial online services. We cannot estimate the size or growth rate of the potential market for our service offerings, and we do not know whether our service will achieve broad market acceptance. To date, substantially all of our revenues have been derived from sales of our email service offerings and we currently expect that our email service offerings will account for substantially all of our revenues for the foreseeable future. We depend on the widespread acceptance and use of outsourcing as an effective solution for email. If the market for outsourced email fails to grow or grows more slowly than we currently anticipate, our business would suffer dramatically.

We expect the email services market will be very competitive and we will need to compete successfully in this market

  We expect that the market for Internet-based email service will be intensely competitive. In addition to competing with companies that develop and maintain in-house solutions, we compete with email service providers, such as USA.NET, Inc., and iName, and with product-based companies, such as Software.com, Inc. and Lotus Development Corporation. We believe that competition will increase and that companies such as Microsoft Corporation and Netscape Communications Corp., which currently offer email products primarily to Internet service providers who provide access to the Internet, web hosting companies, World Wide Web sites intended to be major starting site for users when they connect to the Internet, commonly referred to as web portals, and corporations, may leverage their existing relationships and capabilities to offer email services.

  We believe competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Further, any delays in the general market acceptance of the email hosting concept would likely harm our competitive position. Any such delay would allow our competitors additional time to approve their service or product offerings, and also provide time for new competitors to develop email service solutions and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

A limited number of customers account for a high percentage of our revenues and the loss of a major customer or failure to attract new customers could harm our business

  In 1998, E*TRADE accounted for approximately 62% and TABNet, a wholly owned subsidiary of Verio, accounted for approximately 30% of our net revenues, excluding the value of stock purchase rights received by customers. We expect that sales of our services to a limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. Our future success depends on our ability to retain our current customers and attract new customers in our target markets. The loss of a major customer or our inability to attract new customers could have a material adverse effect on our business. Our agreements with our customers have terms of one to three years with automatic one year renewals and can be terminated without cause upon 30-120 days' notice.

If we do not successfully address service design risks, our reputation could be damaged and our business and operating results could suffer

  We must accurately forecast the features and functionality required by target customers. In addition, we must design and implement service enhancements that meet customer requirements in a timely and efficient manner. We may not successfully determine customer requirements and we may be unable to satisfy customer demands. Furthermore, we may not be able to design and implement a service incorporating desired features in a timely and efficient manner. In addition, if any new service we launch is not favorably received by customers and end-users, our reputation could be damaged. If we fail to accurately determine customer feature requirements or service enhancements or to market services containing such features or enhancements in a timely and efficient manner, our business and operating results could suffer materially.

We need to upgrade our systems and infrastructure to accommodate increases in email traffic

  We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transmit increases, and as their requirements change. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is unknown, and we face risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

  As the frequency and complexity of messaging increases, we will need to make additional investments in our infrastructure, which may be expensive. In addition, we may not be able to accurately project the rate or timing of email traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels. We may also not be able to achieve or maintain a sufficiently high capacity of data transmission as customer usage increases. Customer demand for our services could be greatly reduced if we fail to maintain high capacity data transmission. In addition, as we upgrade our network infrastructure to increase capacity available to our customers, we are likely to encounter equipment or software incompatibility which may cause delays in implementations. We may not be able to expand or adapt our network infrastructure to meet additional demand or our customers' changing requirements in a timely manner or at all. If we fail to do so, our business and operating results could suffer materially.

If we do not successfully address the risks inherent in the expansion of our international operations, our business could suffer

  We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. At present, we have a subsidiary in Germany, and we have plans to commence operations in the United Kingdom and in Asia within the next twelve months. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing and managing international operations;

  . differing technology standards;

  . difficulties in collecting accounts receivable and longer collection periods;

  . political and economic instability;

  . fluctuations in currency exchange rates;

  . imposition of currency exchange controls;

  . potentially adverse tax consequences; and

  . reduced protection for intellectual property rights in certain countries.

Any of these factors could adversely affect our international operations and, consequently, our business and operating results. Specifically, failure by us to successfully manage our international growth could result in higher operating costs than anticipated, or could delay or preclude altogether our ability to generate revenues in key international markets.

Because we provide our email messaging services over the Internet, our business could suffer if efficient transmission of data over the Internet is interrupted

  The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. To date we have not experienced a significant adverse effect from these interruptions. However, because we provide email messaging services over the Internet, interruptions or delays in Internet transmissions will adversely affect our customers' ability to send or receive their email messages. We rely on the speed and reliability of the networks operated by third parties. Therefore, our market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

  We depend on telecommunications network suppliers such as MCI WorldCom and Sprint to transmit email messages across their networks. In addition, to deliver our services, we rely on a number of public and private peering interconnections, which are arrangements among access providers to carry traffic of each other. If these providers were to discontinue these arrangements, and alternative providers did not emerge or were to increase the cost of providing access, our ability to transmit our email traffic would be reduced. If we were to increase our current prices to accommodate any increase in the cost of providing access, it could negatively impact our sales. If we did not increase our prices in response to rising access costs, our margins would be negatively affected. Furthermore, if additional capacity is not added as traffic increases, our ability to distribute content rapidly and reliably through these networks will be adversely affected.

If we encounter system failure, we may not be able to provide adequate service and our business and reputation could be damaged

  Our ability to successfully receive and send email messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Substantially all of our computer and communications systems are located in Palo Alto and San Francisco, California and Laurel, Maryland. Our systems and operations are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. The occurrence of any of the foregoing risks could subject us to contractual monetary penalties if we fail to meet our minimum performance standards, and could have a material adverse effect on our business and operating results and damage our reputation.

We must recruit and retain our key employees to expand our business

  Our success depends on the skills, experience and performance of our senior management and other key personnel, many of whom have worked together for only a short period of time. For example, our Chief Executive Officer, Chief Financial Officer, Vice President of Sales and Vice President and Chief Information Officer have joined us within the past six months. The loss of the services of any of our senior management or other key personnel, including our founder, David Hayden, and our President and Chief Executive Officer, Douglas Hickey, could materially and adversely affect our business. We do not have long-term employment agreements with any of our senior management and other key personnel. Our success also depends on our ability to recruit, retain and motivate other highly skilled sales and marketing, technical and managerial personnel. Competition for these people is intense, and we may not be able to successfully recruit, train or retain qualified personnel. In particular, we may not be able to hire a sufficient number of qualified software developers for our email services. If we fail to retain and recruit necessary sales and marketing, technical and managerial personnel, our business and our ability to develop new services and to provide acceptable levels of customer service could suffer.

Unknown software defects could disrupt our services, which could harm our business and reputation

  Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing by us, defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer.

We may need additional capital and raising additional capital may dilute existing shareholders

  We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next

12 months. However, we may be required to raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing shareholders.

Our failure to acquire or successfully integrate acquired businesses or technologies could harm our operating results and our business

  We may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services and technologies that complement or augment our current business. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. Integrating any newly acquired businesses or technologies may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings, which may be on terms that are not favorable to us and, in the case of equity financings, may result in dilution to our shareholders. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our results of operations could suffer.

We may not be able to protect our intellectual property and proprietary rights

  We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have one patent pending in the United States and we may seek additional patents in the future. We do not know if our patent application or any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

  Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, we cannot be certain that our products do not infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business.

We may need to license third party technologies and we face risks in doing so

  We also intend to continue to license certain technology from third parties, including our web server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party in-licenses may expose us to increased risks, including risks with the integration of new technology, the diversion of resources from the development of our own proprietary technology, our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. Our inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause our business and operating results to suffer.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business

  Although there are currently few laws and regulations directly applicable to the Internet and commercial email services, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for our services and increase our cost of doing business, or otherwise harm our business and operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

If we do not adequately address "Year 2000" issues, we may incur significant costs and our business could suffer

  The Year 2000 issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. These computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to comply with the "Year 2000." We are in the process of testing our internally developed software. Many of our customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, we rely on third-party vendors for certain software and hardware included within our services, which may not be Year 2000 compliant. Failure of our internal computer systems or third-party equipment or software, or of systems maintained by our suppliers, to operate properly with regard to the year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm our reputation, business and operating results. We have not yet developed a comprehensive contingency plan to address the issues that could result from Year 2000 complications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

We may have liability for Internet content and we may not have adequate liability insurance

  As a provider of email services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

  Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our shareholders may need to be used in order to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and our business and operating results, or could result in the imposition of criminal penalties.

Our stock has not been publicly traded before this offering and our stock price may be volatile

  Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. We and the underwriters will determine the initial public offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or failure by us to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

  In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

Future sales of our common stock may depress our stock price

  After this offering, we will have 34,107,684 shares of common stock outstanding. All the shares sold in this offering will be freely tradable. The remaining 29,607,684 shares of common stock outstanding after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Immediately after the 180 day lockup period, 26,348,136 shares which will be outstanding after the offering will become available for sale. The remaining shares of our common stock will become available at various times thereafter upon the expiration of one-year holding periods. Sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of the lockup and holding periods could cause the market price of our common stock to decline.

Purchasers of our common stock will suffer immediate and substantial dilution

  The initial public offering price is expected to be substantially higher than the book value per share of our common stock. Some elements of our market value do not originate from measurable transactions. Therefore there is not a corresponding rise in "book" or historical cost accounting, value for our rise in market value, if any. Examples of these elements include the perceived value associated with our strategic relationships, perceived growth prospects of our core commercial market and our perceived competitive position within that market. Purchasers of our common stock in this offering will experience immediate dilution of $15.80 in the pro forma net tangible book value per share of common stock assuming a public offering price of $19.00 per share. Purchasers will also experience additional dilution upon the exercise of outstanding stock options and warrants.

Our directors, executive officers and principal shareholders will be able to exert significant influence over us

  After this offering, our directors, executive officers and our shareholders who currently own over 5% of our common stock will beneficially own approximately 51.6% of our outstanding common stock. These shareholders, if they vote together, will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of Critical Path.

Our articles of incorporation and bylaws contain provisions which could delay or prevent a change in control

  Our articles of incorporation and bylaws will contain provisions that could delay or prevent a change in control of Critical Path. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

  . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior shareholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  . prohibit shareholder action by written consent; and

  . establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

  See "Description of Capital Stock" for additional discussion of these provisions.

If we do not use the proceeds in a manner beneficial to us, our business could suffer

  We have no current specific plans for the net proceeds from this offering. We intend generally to use the net proceeds from this offering to expand our sales and marketing activities, open additional data centers, expand our international operations and for general corporate purposes, including working capital and strategic investments. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. If the proceeds are not used in a manner beneficial to Critical Path, our business could suffer and our stock price could decline.

                                USE OF PROCEEDS

  The net proceeds we will receive from the sale of the 4,500,000 shares of common stock offered by us are estimated to be $78,715,000 after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and assuming a public offering price of $19.00 per share.

  We have no current specific plans for the net proceeds from this offering. We generally intend to use the proceeds of this offering for the following:

  . expansion of our sales and marketing activities;

  . opening of additional data centers;

  . expansion of our international operations; and

  . working capital and other general corporate purposes.

  We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings.

  In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities pending the above uses.

  The principal purposes of this offering are: to create a public market for our common stock, to increase our visibility and credibility, to facilitate future access to the public capital markets and to obtain additional capital.

                                DIVIDEND POLICY

  We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business. Furthermore, our line of credit agreement with Silicon Valley Bank prohibits the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth the capitalization of Critical Path as of December 31, 1998: (A) on an actual basis; (B) on a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering and the assumed exercise on a net basis of certain warrants for the purchase of Series A and Series B Preferred Stock; and (C) and on a pro forma basis as adjusted to reflect the sale by Critical Path of 4,500,000 shares of common stock offered hereby at an assumed initial public offering price of $19.00 per share and the receipt of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by Critical Path. See "Use of Proceeds."

                                                      December 31, 1998
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Capital lease obligations, less current
 portion....................................... $  2,454  $  2,454    $  2,454
                                                --------  --------    --------
Shareholders' equity:
  Series A Convertible Preferred Stock, $0.001
   par value; 13,288,519 shares authorized,
   12,725,864 shares issued and outstanding,
   actual; no shares issued and outstanding pro
   forma and pro forma as adjusted.............       13        --
  Series B Convertible Preferred Stock, $0.001
   par value; 10,000,000 shares authorized,
   3,636,739 shares issued and outstanding,
   actual; no shares issued and outstanding pro
   forma and pro forma as adjusted.............        4        --
  Common stock, $0.001 par value; 38,636,363
   shares authorized; 8,294,338 shares issued
   and outstanding, actual; 24,943,453 shares
   issued and outstanding, pro forma;
   29,443,453 shares issued and outstanding,
   pro forma as adjusted(1)....................        8        25          30
  Additional paid-in capital...................   46,390    46,390     125,100
  Notes receivable from shareholders...........   (1,151)   (1,151)     (1,151)
  Unearned compensation........................  (17,371)  (17,371)    (17,371)
  Accumulated deficit..........................  (12,535)  (12,535)    (12,535)
                                                --------  --------    --------
    Total shareholders' equity.................   15,358    15,358      94,073
                                                --------  --------    --------
      Total capitalization..................... $ 17,812  $ 17,812    $ 96,527
                                                ========  ========    ========

--------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1998 and does not include the following:

  . 7,752,556 shares subject to options outstanding as of December 31, 1998 at a weighted average exercise price of $0.86 per share;

  . 2,611,462 additional shares that could be issued under Critical Path's
    1998 Stock Plan as of December 31, 1998;

  . 794,066 shares that could be issued upon exercise of outstanding warrants and stock purchase rights as of December 31, 1998;

  . 600,000 shares that could be issued under Critical Path's Employee Stock
    Purchase Plan; and

  . 4,283,240 shares that could be issued upon exercise of warrants and options granted subsequent to December 31, 1998.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1998 was $15,358,000, or $0.62 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding at that date, assuming conversion of all outstanding shares of preferred stock and the exercise on a net basis of certain warrants relating to Series A and Series B Preferred Stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,500,000 shares of common stock offered by Critical Path hereby (at an assumed public offering price of $19.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses), our pro forma as adjusted net tangible book value of Critical Path at December 31, 1998 would have been $94,073,000, or $3.20 per share. This represents an immediate increase in pro forma net tangible book value of $2.58 per share to the existing shareholder and an immediate dilution of $15.80 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................       $19.00
                                                                        ------
Pro forma net tangible book value per share as of December 31,
 1998............................................................ $0.62
Increase in pro forma net tangible book value per share
 attributable to this offering...................................  2.58
                                                                  -----
Pro forma net tangible book value per share after the offering...         3.20
                                                                        ------
Dilution per share to new investors..............................       $15.80
                                                                        ======

  The following table summarizes, on a pro forma basis as of December 31, 1998, the total number of shares of common stock purchased from Critical Path, the total consideration paid to Critical Path and the average price per share paid by existing shareholders and by new investors purchasing shares in this offering (based upon an assumed initial public offering price of $19.00 per share and before deducting the underwriting discounts and commissions and our estimated offering expenses):

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing shareholders..... 24,943,453    85%  $ 25,926,000    23%     $ 1.04
New investors.............  4,500,000    15%    85,500,000    77%     $19.00
                           ----------   ---   ------------   ---
  Total................... 29,443,453   100%  $111,426,000   100%
                           ==========   ===   ============   ===

  The foregoing table assumes no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after December 31, 1998. As of December 31, 1998, there were outstanding options to purchase an aggregate of 7,752,556 shares of common stock at a weighted average exercise price of $0.86 per share and warrants to purchase an aggregate of 794,066 shares at a weighted average purchase price of $2.50 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new investors. See "Management--1998 Stock Plan" and Notes 6, 7 and 8 of the Notes to Consolidated Financial Statements.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated balance sheet data as of December 31, 1997 and 1998 and the selected consolidated statement of operations data for the period from February 19, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 have been derived from the Consolidated Financial Statements of Critical Path, Inc., included elsewhere in this prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus (in thousands, except per share data).

                                                     Period from
                                                  February 19, 1997  Year Ended
                                                   (Inception) to   December 31,
                                                  December 31, 1997     1998
                                                  ----------------- ------------
Consolidated Statement of Operations Data:
Net revenues.....................................      $    --        $    897
Cost of net revenues.............................           --          (2,346)
                                                       -------        --------
  Gross profit (loss)............................           --          (1,449)
                                                       -------        --------
Operating expenses:
 Research and development........................          454           2,246
 Sales and marketing.............................          244           2,318
 General and administrative......................          358           5,435
                                                       -------        --------
  Total operating expenses.......................        1,056           9,999
                                                       -------        --------
Loss from operations.............................       (1,056)        (11,448)
Interest and other income........................           --             375
Interest expense.................................          (18)           (388)
                                                       -------        --------
Net loss.........................................      $(1,074)       $(11,461)
                                                       =======        ========
Net loss per share--basic and diluted............      $(0.54)        $  (2.94)
                                                       =======        ========
Weighted average shares--basic and diluted.......        1,994           3,899
                                                       =======        ========
Pro forma net loss per share (unaudited):
  Net loss per share--basic and diluted..........                     $  (0.81)
                                                                      ========
  Weighted average shares--basic and diluted.....                       14,194
                                                                      ========

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Consolidated Balance Sheet Data:
Cash and cash equivalents..................................... $     1  $14,791
Working capital (deficit).....................................  (1,524)  12,524
Total assets..................................................     550   20,663
Capital lease obligations, long-term..........................      42    2,454
Shareholders' equity (deficit)................................  (1,021)  15,358

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Critical Path's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

  Critical Path was founded in February 1997 to deliver email hosting solutions to Internet service providers, web hosting companies, web portals and corporations. From its inception to October 1997, Critical Path's operating activities related primarily to the planning and developing of our proprietary technological solution, recruiting personnel, raising capital and purchasing operating assets. Critical Path initiated service in October 1997. We have since continued making investments to improve the quality of our services. In December 1997, we enhanced our initial service offering, a hosting service based on Post Office Protocol 3, with the addition of a web mail interface. Post Office Protocol 3 is a standard protocol for receiving email commonly referred to "POP3". More recently, in January 1999, we enhanced service with the addition of an offering based on the Lightweight Directory Access Protocol, or LDAP, a directory software protocol. At December 31, 1998, Critical Path had over 100 customers. In early 1999, we intend to further enhance our service offering with the inclusion of IMAP4. IMAP4 is a new hosting service based on the Internet Message Access Protocol, a standard protocol for accessing and storing email from a user's server.

  We derive substantially all of our revenues through the sale of email hosting services. Our service revenues are derived primarily from contractual relationships providing revenues on a per mailbox basis. These contracts are typically one to three years in length. Agreements with some of our customers require minimum performance standards regarding the availability and response time of our email services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Service revenues are recognized and billed on a monthly basis as the service is performed.

  We expect to expand our operations and employee base, including our sales, marketing, technical, operational and customer support resources. In particular, we intend to expand our sales force to deliver our email outsourcing services to customers in our four target markets: ISPs, web hosting companies, web portals and corporations. We also intend to further develop new and existing strategic relationships to expand our distribution channels and to undertake joint product development and marketing efforts.

  We intend to develop worldwide sales offices and data centers. We currently have sales offices in the United States and Germany and expect to open additional data centers in the United States, Europe and Asia.

  Future investments in technology may involve the development, acquisition or licensing of technologies that complement or augment our existing services and technologies.

  During 1998, we recorded aggregate unearned compensation totaling approximately $19.9 million in connection with the certain sales of stock and the grant of certain options to employees, directors and consultants, which amount is being amortized over the four-year vesting period of such options. These options were issued to create incentives for continued performance. Of the total unearned compensation, approximately $366,000, $217,000, $269,000 and $1.7 million were amortized in the quarters ended March 31, June 30, September 30, and December 31, 1998, respectively. In January and March 1999, we granted options resulting in an additional $14.9 million of unearned compensation. We expect aggregate per quarter amortization related to unearned compensation of between $4.4 million and $3.5 million during 1999, between $2.8 million and $1.9 million during 2000, between $1.5 million and $900,000 during 2001, and between $644,000 and $282,000 during 2002. These amortization amounts are allocated among the operating expense categories based upon the primary activity of the individuals who received the option grants.

  In January 1999, we entered into an agreement with ICQ, a subsidiary of America Online, Inc., pursuant to which we will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service is designed to allow users to communicate in real time over the Internet. As part of the agreement, ICQ agreed to provide sub-branded advertising for us in exchange for a warrant to purchase 2,442,766 shares of Series B Preferred Stock, issuable upon attainment of each of five milestones. We believe that this agreement will have a significant current and potential future impact on our results of operations. The following table summarizes the shares underlying each milestone and the related exercise price:

                                                               Shares
                                                             Underlying Exercise
                                                              Warrant    Price
                                                             ---------- --------
   Milestone 1.............................................    814,254   $ 4.26
   Milestone 2.............................................    407,128     5.50
   Milestone 3.............................................    407,128     6.60
   Milestone 4.............................................    407,128     8.80
   Milestone 5.............................................    407,128    11.00
                                                             ---------
     Totals................................................  2,442,766
                                                             =========

  The shares underlying the first milestone were immediately vested on the effective date of the agreement. The shares underlying the remaining milestones vest on the dates that ICQ completes registration of the specified number of sub-branded ICQ mailboxes applicable to each milestone. Using the Black-Scholes option pricing model and assuming a term of seven years and expected volatility of 90%, the initial fair value of the warrant on the effective date of the agreement approximated $16.504 million, which is being amortized to advertising expense using the straight-line method over four years. The shares underlying the second through fifth milestones will be remeasured at each subsequent reporting date until each sub-branded ICQ mailbox registration threshold is achieved. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, such increases or decreases will be recognized immediately, in the event the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term. We expect to incur substantial non-cash charges associated with the grant of the warrant to America Online. In addition to amortization of the initial fair value of this warrant, which totaled $16.504 million, we expect that future changes in the trading price of our common stock at the end of each quarter and at the date certain milestones are achieved, will cause additional substantial changes in the ultimate amount of such amortization.

  We have incurred significant losses since our inception, and as of December 31, 1998 had an accumulated deficit of approximately $12.5 million. We intend to invest heavily in sales and marketing, continued development of our network infrastructure and continued technology developments. We expect to continue to incur substantial operating losses for the foreseeable future.

  In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our revenues and operating results, including our gross profit margin and operating expenses as a percentage of total net revenues, are not meaningful and should not be relied upon as indications of future performance. We do not believe that our historical growth rates are indicative of future results.

Results of Operations

  The following table sets forth financial data for the year ended December 31, 1998. Data for the inception period are not presented as Critical Path had no revenues in that period. Further, amounts from the inception period are not comparable to those for the year ended December 31, 1998 due to the different duration of the periods and the acceleration of Critical Path's activities and related expenses throughout 1998. We believe that operating expenses will continue to increase in the future as we continue to expand our operations.

                                                               Year Ended
                                                            December 31, 1998
                                                          ----------------------
                                                               (dollars in
                                                               thousands)
                                                                        % of
                                                             $      net revenues
                                                          --------  ------------
   Net Revenues.......................................... $    897       100.0%
   Cost of revenues......................................   (2,346)     (261.5)
                                                          --------    --------
    Gross profit (loss)..................................   (1,449)     (161.5)
                                                          --------    --------
   Operating expenses:
    Research and development.............................    2,246       250.4
    Sales and marketing..................................    2,318       258.4
    General and administrative...........................    5,435       605.9
                                                          --------    --------
     Total operating expenses............................    9,999     1,114.7
                                                          --------    --------
   Loss from operations..................................  (11,448)   (1,276.2)
   Interest and other income.............................      375        41.8
   Interest expense......................................     (388)      (43.3)
                                                          --------    --------
   Net loss.............................................. $(11,461)   (1,277.7%)
                                                          ========    ========

  Net Revenues

  Net revenues include charges relating to the amortization of fair value of warrants issued to certain customers. In January 1998, we began to recognize revenues from the sale of our email hosting services. Net revenues for 1998 were $897,000. In early 1998, we executed agreements with E*TRADE, an on-line brokerage services company, and Verio, a web hosting organization, pursuant to which we began to derive revenue for providing email services. For 1998, E*TRADE and Verio accounted for approximately 62% and 30%, respectively, of our net revenues, excluding the value of stock purchase rights received by customers. A substantial portion of those revenues occurred during the quarter ended December 31, 1998. Net revenues during the quarter ended December 31, 1998, were $605,000, or 68% of net revenues for 1998.

  Cost of Net Revenues

  Cost of net revenues consists primarily of costs incurred in the delivery and support of our email services, including depreciation of capital equipment used in our network infrastructure and personnel costs in our operations and customer support functions. During 1998, these costs were approximately $2.3 million, or 261.5% of net revenues. We made significant acquisitions of equipment for our data centers at the beginning of the quarter ended September 30, 1998, and, as a result, our depreciation expense increased significantly in the final two quarters of 1998. Additionally, we significantly increased our headcount in operations and customer support throughout the year. From January 1, 1998 to December 31, 1998, operations and customer support personnel increased from zero to 25.

  Operating Expenses

  Research and Development. Our research and development expenses consist primarily of compensation for our technical staff, payments to outside contractors, and, to a lesser extent, allocated occupancy costs and related overhead. We expense research and development expenses as they are incurred. Research and development expenses amounted to $2.2 million, or 250.4% of net revenues, during 1998, and increased substantially each quarter throughout the year as we increased personnel and our use of outside contractors. From January 1, 1998 to December 31, 1998, our research and development personnel increased from 11 to 27.

  Sales and Marketing. Our sales and marketing expenses consist primarily of compensation for our sales and marketing personnel, advertising, trade show and other promotional costs, and, to a lesser extent, allocated occupancy costs and related overhead. Sales and marketing expenses amounted to $2.3 million or 258.4% of net revenue during 1998, and increased substantially in the final two quarters of the year as we expanded our sales force and significantly increased the promotion of our email hosting services. Increases in compensation associated with additional headcount, incentive compensation payments, and increases in advertising and promotional expenses accounted for the increases to sales and marketing expense in the second half of 1998. From January 1, 1998 to December 31, 1998, our sales and marketing personnel increased from 2 to 30.

  General and Administrative. Our general and administrative expenses consist primarily of compensation for personnel, fees for outside professional services, and, to a lesser extent, allocated occupancy costs and related overhead. General and administrative expenses amounted to $5.4 million, or 605.9% of net revenues, during 1998, and increased substantially in the quarter ended December 31, 1998. Increases in compensation associated with additional headcount, higher fees for outside professional services, and the amortization of unearned compensation related to stock and stock option grants accounted for this increase. From January 1, 1998 to December 31, 1998, general and administrative personnel increased from 4 to 11.

  Interest and Other Income and Interest Expense

  Interest and other income consist primarily of interest earnings on our cash and cash equivalents. Interest and other income amounted to $375,000 during 1998. We concluded a private placement of equity securities in September 1998. As a result, interest income increased significantly in the final quarter of the year. To date, we have incurred interest expense on notes payable and capital lease obligations. For 1998, interest expense amounted to $388,000.

  Income Taxes

  No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through December 31, 1998. At December 31, 1998, we had approximately

$8.8 million of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2012. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. For example, the amount of net operating losses that we may utilize in any one year would be limited in the presence of a cumulative ownership change of more than 50% over a three year period. Because there is significant doubt as to whether we will realize any benefit from this deferred tax asset, we have established a full valuation allowance as of December 31, 1998.

  Stock-Based Compensation

  During 1998, we recorded aggregate unearned compensation in the amount of $19.9 million in connection with the grant of certain stock options during 1998. Amortization of such compensation is allocated among operating expense categories based upon the principal activity of the individuals who received the option grants and totaled $2.5 million during 1998. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Quarterly Results of Operations

  The following table sets forth certain unaudited quarterly statements of operations data for the four quarters ended December 31, 1998. This information has been derived from Critical Path's consolidated unaudited financial statements, which, in management's opinion, have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited consolidated financial statements of Critical Path and the notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                             Three Months Ended
                          --------------------------------------------------------
                          Mar. 31, 1998 June 30, 1998 Sept. 30, 1998 Dec. 31, 1998
                          ------------- ------------- -------------- -------------
                                               (in thousands)
Net revenues............     $    70       $    66       $   156        $   605
Cost of revenues........         (82)         (230)         (941)        (1,093)
                             -------       -------       -------        -------
  Gross profit (loss)...         (12)         (164)         (785)          (488)
                             -------       -------       -------        -------
Operating expenses:
 Research and
  development...........         298           420           590            938
 Sales and marketing....         266           236           660          1,156
 General and
  administrative........         594           978           987          2,876
                             -------       -------       -------        -------
  Total operating
   expenses.............       1,158         1,634         2,237          4,970
                             -------       -------       -------        -------
Loss from operations....      (1,170)       (1,798)       (3,022)        (5,458)
Interest and other
 income (expense), net..        (150)           47           (39)           129
                             -------       -------       -------        -------
Net loss................     $(1,320)      $(1,751)      $(3,061)       $(5,329)
                             =======       =======       =======        =======

  Revenues increased substantially in the quarter ended December 31, 1998, as revenues from E*TRADE rose significantly during this period relative to prior periods. General and administrative expenses increased substantially during the quarter ended December 31, 1998, due to increases in compensation associated with additional headcount, higher fees for outside professional services, and the amortization of unearned compensation.

Fluctuations in Quarterly Results

  We have incurred operating losses since inception, and we cannot be certain that we will achieve profitability on a quarterly or annual basis in the future. Critical Path believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, including, but not limited to:

  . continued growth of the Internet and of email usage;

  . demand for outsourced email services;

  . our ability to attract and retain customers and maintain customer satisfaction;

  . our ability to upgrade, develop and maintain our systems and infrastructure;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

  . technical difficulties or system outages;

  . the announcement or introduction of new or enhanced services by our competitors;

  . our ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

  . the pricing policies of our competitors;

  . failure to increase our international sales; and

  . governmental regulation surrounding the Internet and email in particular.

  In addition to the factors set forth above, our operating results will be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with the employees and non-employees. In particular, we expect to incur substantial non-cash charges associated with the grant of a warrant to America Online. In addition to amortization of the initial fair value of this warrant, which totaled $16.5 million, we expect that future changes in the trading price of our common stock at the end of each quarter and at the date certain milestones are achieved, will cause additional substantial changes in the ultimate amount of such amortization.

  Due to lead times required to purchase, install and test equipment, we typically need to purchase equipment well in advance of the receipt of any expected revenues. Delays in obtaining this equipment could result in unexpected revenue shortfalls.

Liquidity and Capital Resources

  Our cash and cash equivalents increased by approximately $14.8 million during 1998. This net change occurred as we raised approximately $23.4 million in proceeds from the sale of equity securities, and incurred a net loss of approximately $11.5 million during the year as we expanded our organization and operations. Net of depreciation, our investment in property and equipment increased approximately $4.2 million during 1998. Installation of network infrastructure equipment in our data centers, purchases of furniture and equipment for new employees, and leasehold improvements related to office expansions accounted for this increase.

  We have a credit agreement with a bank which provides a line of credit for working capital advances of up to $1.0 million. There were no borrowings under this line of credit at December 31, 1998. Outstanding borrowings accrue interest at a rate equal to the bank's prime rate plus 2.0%. During 1998, we retired approximately $1.3 million in convertible promissory notes payable by converting approximately $1.1 million of the outstanding notes into equity securities and paying cash for the remainder. Capital lease obligations, including both short-term and long-term portions, increased approximately
$4.0 million during fiscal year 1998 as we secured financing for a substantial share of our additions to property and equipment. Deferred revenue increased $500,000 during 1998 as we received payment from one customer as an advance for future services. Our line of credit and capital lease obligations contain no provisions that would limit our future borrowing ability.

  In January 1999, we completed the second round of the Series B Convertible Preferred Stock financing through the issuance of approximately 3.2 million shares, including 454,544 shares issued pursuant to outstanding stock purchase rights, for gross proceeds of $13.6 million. Also in January 1999, we sold 1,090,909 shares of common stock for gross proceeds of $2.4 million.

  We believe that our current cash balances, proceeds from the January equity sales and cash available under our line of credit will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. We anticipate that further expansion of our operations will cause us to incur negative cash flows on a short-term basis, and therefore require us to consume our cash and other liquid resources to support our growth in operations.

  We believe that the net proceeds from this offering, together with our current cash balances and cash available under our line of credit, will be sufficient to meet our working capital and capital requirements beyond the 12 months immediately following this offering. However, our operating and investing activities on a longer-term basis may require us to obtain additional equity or debt financing. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products, or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products, and technologies. In order to consummate potential acquisitions, we may need additional equity or debt financings in the future.

  Net of depreciation, our investment in property and equipment increased approximately $4.2 million during 1998. Installation of network infrastructure equipment in our data center, purchases of furniture and equipment for new employees, and leasehold improvements related to office expansions accounted for this increase. We expect that our investment in property and equipment will continue to grow as we seek to increase our capacity to provide email hosting services. As of February 28, 1999, we had purchased or were committed over the 12 months to purchase approximately $2.0 million of property and equipment.

Year 2000 Issues

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid
"Year 2000" issues.

  We are a comparatively new enterprise, and, accordingly, the software and hardware we use to manage our business has all been purchased or developed by us within the last 24 months. While this fact pattern does not uniformly protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology ("IT") we use to manage our business is not based upon "legacy" hardware and software systems. "Legacy system" is a term often used to describe hardware and software systems which were developed in previous decades when there was less awareness of Year 2000 issues. Generally, hardware and software design within the current decade and the past several years in particular has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network traffic, for example, is written with four digits to define the applicable year.

  We are in the process of testing our internal IT and non-IT systems. To date, we have only completed preliminary testing of our internally developed IT and non-IT systems. All of the testing we have completed has been performed by our own personnel; to date, we have not retained any outside service or consultants to test or review our systems for Year 2000 compliance. Based on the testing we have performed, we believe that such software is Year 2000 compliant; however, we intend to complete more extensive testing by mid 1999.

  In addition to our internally developed software, we utilize software and hardware developed by third parties both for our network and internal information systems. To date, we have not done any testing of such third-party software or hardware to determine Year 2000 compliance. We have, however, obtained certifications from our key suppliers of hardware and networking equipment for our data centers that such hardware and networking equipment is Year 2000 compliant. Additionally, we have received assurances from the providers of key software applications for our internal operations that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we are aware that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs, and we will work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

  In addition, we rely on third party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

  Our customers' success in maintaining Year 2000 compliance is also significant to our ability to generate revenues and execute our business plan. We currently derive revenue either by charging a fixed fee per month for each mailbox we host, or by sharing advertising revenues with our customers. In either case, interruptions in our customers' services and on-line activities caused by Year 2000 problems could have a material, adverse effect on our revenues to the extent that such interruptions limit or delay our customers' ability to expand their base of email users.

  We have not incurred any significant expenses to date, and we do not anticipate that any future costs associated with our Year 2000 remediation efforts will be material. However, if we, our customers, our providers of hardware and software, or our third party network providers fail to remedy any Year 2000 issues, our service could be interrupted and we could experience a material loss of revenues that could have a material, adverse effect on our business, results of operations, and financial condition. We would consider such an interruption to be the most reasonably likely unfavorable result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we believe we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenues. We have yet to develop a comprehensive contingency plan to address the issues which could result from such an event. We are prepared to develop such a plan if our ongoing assessment leads us to conclude we have significant exposure based upon the likelihood of such an event. See "Risk Factors--We Face Year 2000 Risks."

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Critical Path does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Critical Path is required to adopt SFAS 133 in fiscal 2000. SFAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Critical Path has not yet determined what the effect of SFAS 133 will be on its operations and financial position.

                                    BUSINESS

Company Overview

  We are a leading provider of email hosting services. Our email services are designed to allow a wide range of organizations, including Internet service providers, web hosting companies, web portals and corporations, to reduce costs and improve customer service by outsourcing their email systems. Our services are designed to facilitate scalability and reliability, allow access to advanced technologies and provide greater access with high levels of security. In addition, our service is designed to allow our customers to enhance their brand recognition by maintaining their "look and feel" while improving the functionality of their email service. We intend to build on our expertise in email services to provide additional Internet messaging services in the future. At December 31, 1998, we had over 100 customers and intend to further develop new and existing strategic relationships to expand our distribution channels and to undertake joint product development and marketing efforts. Our strategic partners to date include ICQ, a subsidiary of America Online, E*TRADE, Network Solutions, Sprint and US West.

Industry Background

  Growth of the Internet and Email

  The Internet has experienced rapid growth and has developed into a significant tool for global communications, commerce and media, enabling millions of people to share information and transact business electronically. International Data Corporation ("IDC") estimates that there were over 38 million web users in the United States and over 68 million worldwide at the end of 1997. IDC projects these numbers to increase to over 135 million web users in the United States and over 319 million worldwide by the end of 2002. Internet-based businesses have emerged to offer a variety of products and services over the Internet. Additionally, many traditional businesses now use the Internet for a growing number of applications, including advertising, sales, customer service and training. Advances in on-line security and payment mechanisms have also prompted more businesses and consumers to engage in electronic commerce. IDC estimates that the number of customers buying goods and services on the Internet will grow from 17.6 million worldwide in 1997 to
128.4 million worldwide in 2002. The growth of the Internet is the result of a number of factors, including the extensive and growing installed base of advanced personal computers in the home and workplace, increasingly faster and cheaper access to the Internet, improvements in network infrastructure and an increased awareness of the Internet among consumer and business users. Alternative access devices, including television set-top boxes, personal digital assistants, pagers, Internet capable telephones and wireless phones are also contributing to the increasing use of the Internet. Further, the development of applications for the Internet platform has helped fuel the growth of the Internet.

  Email, one of the most popular Internet applications, has broadened from a simple personal messaging tool to a strategic business tool. According to Electronic Mail & Messaging Systems, there were 263 million electronic mailboxes worldwide as of September 30, 1998. Electronic Mail & Messaging Systems estimates that there could be as many as 400 million electronic mailboxes worldwide by the end of 1999. According to the Gartner Group, approximately 300 billion electronic mail messages were sent in 1998. Email messages have increased in volume and functionality, and this trend is expected to continue. For example, email is expected to become a major vehicle for e-commerce transactions. Forrester Research predicts that the typical online consumer will participate in eight to ten commerce-related exchanges via email per week by 2001. Furthermore, the electronic mailbox as a locating and delivering device has enabled additional applications such as directory services, scheduling, document sharing, work-flow and unified messaging. This increased functionality, along with the widespread acceptance of email, positions the electronic mailbox as a platform for other forms of electronic messaging.

  Development of Email

  Email was initially developed for isolated groups of people working on single mainframe computers or on small networks of homogeneous computers. Early email implementations were based on proprietary technologies, incompatible with other systems and limited to single local area networks ("LANs"). Mail transfer standards were subsequently developed to carry mail traffic between LANs but did not allow for communication outside of the user's corporation or service. While these systems were limited when compared to current email systems, they became an increasingly important communication tool within many organizations.

  Users have migrated to open-standards mail systems, such as Lotus Notes and Microsoft Exchange, that allow communication with any email user on the Internet, from proprietary systems, such as Lotus cc:mail and Microsoft Mail. Simple Mail Transport Protocol ("SMTP"), currently the most widely used mail standard on the Internet, allows users of proprietary mail systems to communicate over the Internet by converting messages' internal mail formats to SMTP before transmission. In addition, new open standards are emerging to enhance the functionality of email. For example, Post Office Protocol ("POP"), which has been adopted by most ISPs, allows users to connect to a shared mail server and download mail to their PC or alternative access device. In addition, Internet Messaging Access Protocol ("IMAP"), one of the latest email standards, allows users to access their mailboxes at the server rather than at the desktop level. This flexibility is particularly valuable for users who access their mail from a variety of different computers with different email clients such as Microsoft Outlook, Eudora and HyperText Markup Language ("HTML"), more commonly known as web-based email.

  Current Trends in Email

  As the importance of email grows, customers increasingly expect their email service to meet the same standards of carrier-class reliability and availability that consumers have traditionally received from their telephone service providers. For example, email customers expect reliability from their email service similar to the dial tone they hear when they pick up the telephone, commonly referred to as web-tone reliability. Similarly, customers want email access to be as ubiquitous as their telephone access by being able to download their email from anywhere in the world, at anytime and through a variety of devices. Just as many individuals have multiple phone numbers for home and business use, a growing number of people have multiple email accounts. As a result, domain names, which are the Internet identities that correlate to unique electronic addresses such as user@domain.com, are proliferating. Companies use multiple domains to build awareness of their brands in electronic communication, and individuals increasingly use domains to express personal identity.

  To address this growth, a wide range of businesses, including ISPs, web hosting companies, web portals and corporations, are finding that providing their customers or employees with email access is a necessity. ISPs, web hosting companies and telecommunication carriers offer email to enhance their services offerings and to maintain competitiveness with other companies in their industry. Many web portals offer email service to increase web traffic on their sites and strengthen their brand due to repeat traffic from users checking for messages. In addition, corporations increasingly view email as a means to decrease costs and increase productivity.

  Email messages have increased not only in volume but also in complexity. The use of graphics and multimedia elements is becoming more common and requires greater functionality on the part of the email service. As organizations and the numbers of users grow, the ability to accommodate thousands, or millions, of additional mailboxes in a single domain requires substantial investment in hardware, software and personnel. Further, in the largest email implementations, such as ISPs or web portals, the design architecture must handle complex networking and scale issues across many domains. Web organizations that implement and host multiple domains for customers incur substantial additional expenses because of the complexity associated with hosting multiple domains. There is no unified email service standard, and online service providers must continually enhance and maintain email applications for existing standards, as well as seek to develop new features and functionality for emerging standards. For example, LDAP is an emerging standard that is the foundation for adding additional applications to login and access features of email service. Moreover, ISPs and corporations running their own email must make substantial investments in backup systems and networking equipment if they are to meet the growing expectation of email service with carrier class access, availability and reliability.

  Today, most organizations are using internal hardware and software solutions to address their email needs. Many companies attempting to manage expanding and increasingly sophisticated email systems lack the resources and expertise to cost-effectively implement, maintain, scale, enhance and service the hardware and software components of an email system. Businesses often find it difficult to implement state-of-the-art technology in their own infrastructure and individuals with the expertise to maintain a sophisticated email system can be scarce and costly to hire, train and retain. As a result, organizations seeking to lower their costs and to quicken time to market with complex technologies are increasingly looking to outsource non-core competencies to maintain competitiveness.

Critical Path Solution

  We deliver advanced email services to ISPs, web hosting companies, web portals and corporations, giving them the ability to provide a feature-rich email service to their customers and employees. Our services are designed to provide the following key benefits:

  Lower Total Cost of Ownership

  Our customers do not need to lease, buy or continually upgrade existing hardware and software, or recruit and retain systems engineers and administrative personnel for their email services. Our service is designed to reduce customers' administrative burden by eliminating the cycle of purchasing, installing, testing, debugging and deploying email systems. The software is maintained at our facilities, not at customer facilities, and we employ a team of systems administrators to monitor the service 24 hours a day, seven days a week. By having the capability to host millions of mailboxes, we provide customers a cost savings over in-house email solutions through economies of scale.

  Scalability; Web-Tone Reliability

  Our system's architecture and infrastructure are designed to facilitate scalability and reliability. While existing email software solutions can scale to support millions of users at a single domain (user@domain.com), we have designed our architecture to support our service over hundreds of millions of mailboxes across millions of domains (user@domain1.com, user@domain2.com, user@domain3.com, etc.), allowing each customer to create email addresses at his or her own domain. Our hardware and software infrastructure consists of multiple servers running software in a manner that balances the use of the servers. This infrastructure allows multiple domain hosting while reducing the amount of required equipment and capacity. We have created a global network strategy to provide the type of continuous service that individuals have come to expect from their telephone service providers. We provide our customers improved performance through our multiple peering relationships, agreements with companies with existing peering relationships and the purchase of additional access to telecommunication paths from national Internet access providers. For redundancy purposes, we maintain two data centers in the United States and plan to open additional data centers in the United States, Europe and Asia.

  Leading-Edge Technology

  We provide our customers with access to advanced technologies. We eliminate the need for customers and partners to maintain a core competency in email by having experts with experience in rapidly deploying new technologies, combating system failures due to unsolicited commercial email traffic and maintaining network and system security. Our services include POP3, web-based email and, in the near future, IMAP4, which enables customers to choose the option that suits their end-users' needs. Customers rely on us to evaluate, test and implement the leading features to maintain a leading email solution. Our technological capabilities enable us to quickly implement competitive new technologies for our customers and end-users, reducing their time to market for leading technologies.

  Anytime, Anywhere Accessibility

  We have designed our services to allow easy access by customers and end-users. Designed and built on open Internet-based standards, our services are compatible with leading desktop software such as Microsoft Outlook and Eudora. In addition, we have developed a web-based email interface that is compatible with leading web browsers, including Microsoft Internet Explorer and Netscape Navigator. Our email services are designed to allow administrators and end-users to access their email system anywhere at any time. Our technology is designed to support innovations in standards-based access devices, such as hand-held computers, cellular and personal communications services ("PCS") telephones and pagers.

  Enhanced Security

  We have created a custom firewall solution to enhance network and data center security. Using a combination of licensed software technology, internally developed software and sophisticated third-party hardware, we reduce the potential for network breaches. We have network and data center surveillance 24 hours a day, seven days a week to identify and curtail potential security breaches. We are not aware of any security breaches to our network.

  Branding; Customer Control

  Our messaging service solution enables our customers to maintain control over their own brand and desired functionality. Our fully customized web-based "brandable" email interfaces include customer logos and preserve the existing "look and feel" of the customers' brands. Our web-based Mail Administration Center is designed to give customers control via a secure Account Provisioning Protocol, a software interface into our platform which allows customers to integrate their existing functionality with our mail system. This enables customers to add and delete accounts and functionality either at the domain level, or at the individual end-user level.

Strategy

  Our objective is to be the premier provider of comprehensive, advanced Internet messaging services. We plan to attain this goal by pursuing the following key strategies:

  Extend Technology Leadership in Messaging Applications

  We intend to capitalize on our expertise in email services to deliver industry-leading functionality to other types of electronic messaging. Building upon our Internet-based email architecture, we plan to deliver industry-leading functionality, including global and local directories and other capabilities, and to deliver new applications that will extend the core functionality of email and integrate smoothly with existing back office applications. Our services development team regularly meets with customers and participates in research projects with leading industry groups and analysts to anticipate future customer needs. We also participate in open standards organizations and Internet technology leadership groups, such as IETF (Internet Engineering Task Force), the North American Network Operators Group and the Coalition Against Unsolicited Commercial Email, a spam control organization.

  Develop and Leverage Strategic Relationships

  We intend to expand our marketing and distribution channels through strategic relationships with key ISPs, web hosting companies, web portals and corporations to increase quickly the number of electronic mailboxes we host. Our strategic partners include ICQ, a subsidiary of America Online, E*TRADE, Network Solutions, Sprint and US West. We intend to further develop new and existing strategic relationships to expand our distribution channels and to undertake joint product development and marketing efforts, such as integrating email into e-commerce applications.

  Increase Sales and Marketing Efforts

  We intend to significantly expand our sales and marketing activities while focusing on four target markets: ISPs, web hosting companies, web portals and corporations. In this expansion, we plan to target and hire seasoned sales professionals with specific expertise and contacts within our focused markets. We also intend to expand our indirect sales channel by teaming with leading distributors, resellers and system integrators with strong backgrounds and market presence. As of February 28, 1999, we had 38 sales and marketing personnel.

  Develop Value-Added Services

  We intend to extend our services beyond email by offering additional value-added services. These services are intended to extend our relationships with current customers, to attract new customers and to allow us to differentiate ourselves in the email service provider market. We believe that our email hosting solution can form the foundation of a wide range of Internet messaging applications for which we intend to provide solutions. Examples of value-added services or applications that can be leveraged are secure email, e-commerce and enterprise services.

  Expand International Presence

  In addition to expanding our U.S. presence, we believe there is substantial opportunity for outsourcing messaging services in non-U.S. markets. We intend to capitalize by developing worldwide sales offices, data centers and strategic relationships. We have established a sales office in Germany, and we plan to open additional sales offices and data centers in Europe and Asia. In addition, we intend to support our worldwide operations by offering localized web-based email interfaces. For example, we have already developed web-based email interfaces in Spanish, Portuguese, German, French and English.

Services

  We offer multiple email services to ISPs, web hosting companies, web portals and corporations. Our "all-in" service model pricing includes all enhancements, upgrades and new standard features. Pricing is based on a per mailbox, per month charge that varies depending on functionality and volume. Web portal market pricing is based on a minimal per mailbox, per month charge plus a share of revenue generated by advertising on the web-based email interface. Our standard service offering includes our basic services as part of the monthly mailbox fee. Our add-ons are included in the basic mailbox offering or offered as an optional premium service. Our premium services are optional add-ons to the basic mailbox charge and are offered for an additional charge.

  Our service offering includes web-based end-user support. Additional support through customer help desks is provided 24 hours a day, seven days a week by contractual agreement. Professional implementation and transitioning support for new customers is also included in the basic offering.




                    [VALUE-FUNCTIONALITY CHART APPEARS HERE]

  Current Services

  We have introduced to market a variety of email services. Information concerning our current email services is summarized in the following table:

                                                                                Class of   Target
 Service          Description                   Benefits                        Service    Markets
----------------------------------------------------------------------------------------------------
 Web-Based        . Hosting service based on a  . Requires no software          Basic      All
 Email              web mail interface            downloads or configurations
                                                . End-users simply point any
                                                  browser
                                                  to http://mail.userdomain.com,
                                                  enter account name and
                                                  password for full email
                                                  access

----------------------------------------------------------------------------------------------------
 POP3 Hosting     . Hosting service based       . Allows users to connect to a  Basic      ISPs, web
                    on Post Office Protocol       shared mail server and        (Premium   hosting,
                                                  download email to their       add-on     corporate
                                                  desktop client (Microsoft     for
                                                  Outlook, Eudora), which       portals)
                                                  stores the message on the
                                                  user's hard drive each time
                                                  the inbox is accessed

----------------------------------------------------------------------------------------------------
 Web-Based        . Mail Administration Center  . Allows email administrators   Basic      All
 Administration     (MAC)                         to add, delete and modify     Add-On
                    has Secure Socket Layer-      accounts online
                    based brandable web
                    interface

----------------------------------------------------------------------------------------------------
 Spam             . Utilizes comprehensive      . Protects users from           Basic      All
 Blocking/UBE       filtering                     unsolicited bulk email,       Add-On
 Filtering          system                        commonly referred to as
                                                  "spam" or "junk mail"
                                                . Identifies and eliminates
                                                  spam

----------------------------------------------------------------------------------------------------
 Directory        . Common directory layer to   . Search capabilities           Premium    All
 Services           share information between                                   Add-On
 (LDAP)             various independent
                    software applications
                  . LDAP services allow         . End-users can update their
                    publishing of directory       own directory entries, and
                    information for user          domain administrators to
                    communities                   update, add and delete
                                                  entries
                                                . Key component of many
                                                  collabora-
                                                  tive applications such as
                                                  certified delivery and
                                                  calendaring

----------------------------------------------------------------------------------------------------
 Additional       . Additional storage in       . Provides expandability of     Premium    All
 Data Storage       increments of 5 megabytes     storage                       Add-On
                                                  space

----------------------------------------------------------------------------------------------------
 Unified          . Private-label unified       . Allows users to retrieve      Premium    Portal
 Messaging          messaging service through     faxes and voice messages by   Add-On
                    JFAX, a company that          logging into their email
                    provides a unified
                    messaging solution
                                                . Allows users to retrieve
                                                  faxes and emails via
                                                  voicemail and universal
                                                  telephone number

  Planned Services

  We intend to develop several new Internet messaging services to complement our existing services.

                                                                                    Class
                                                                                    of       Target
 Service         Description                     Benefits                           Service  Markets
------------------------------------------------------------------------------------------------------
 IMAP4           . Hosting service that          . Email messages and files hosted  Basic    All
 Hosting           bridges the gap between         on an IMAP server can be
                   POP3 functionality and web-     manipulated from multiple email
                   based email accessibility       environments without the
                                                   need to transfer data

------------------------------------------------------------------------------------------------------
 Double-Byte     . Web mail interface in         . Allows display of web-based      Basic    All
 Localization      double-byte languages:          email interface in double-byte   Add-On
 and Traffic       Chinese and Japanese            languages and transfer and
                                                   storage of messages
                                                   containing double-byte message
                                                   data

------------------------------------------------------------------------------------------------------
 Permanent       . Archives up to 5 megabytes of . Stores and backs up daily        Basic    All
 Archiving         data per mailbox included       archived documents on its        Add-On
                   in basic service                servers

------------------------------------------------------------------------------------------------------
 ETRN            . Email access that does not    . Allows store and forward         Basic    ISP,
                   require a dedicated access      service for some or all          Add-On   Corporate
                   line to the Internet            messages at a specific domain
                                                 . Provides ability to send email
                                                   through the Internet while
                                                   maintaining the existing
                                                   groupware functionality of a
                                                   local mailserver

------------------------------------------------------------------------------------------------------
 Mailing List    . Supports custom-generated     . Allows for user specified list   Premium  All
 Management        lists, digest formats, list     management                       Add-On
                   filters, auto-subscribe and
                   unsubscribe, and
                   confirmation of
                   subscriptions

------------------------------------------------------------------------------------------------------
 Calendar and    . On-line calendars which       . Integrates scheduling function   Premium  Corporate
 Schedule          provide groupware               with the ability to access the   Add-On
 Functionality     functionality                   user's schedule and those of
                                                   colleagues

------------------------------------------------------------------------------------------------------
 SSL-Based       . SSL-based encryption of       . Provides enhanced security of    Premium  All
 Email             POP3, IMAP4 and web-based       email                            Add-On
                   email messages                  messages

------------------------------------------------------------------------------------------------------
 USENET/         . Public and private            . Facilitates participation in     Premium  All
 Newsgroup         newsgroups which give the       newsgroup in a web-friendly      Add-On
                   enterprise a platform for       manner
                   discussion outside the
                   mailing list functionality
                                                 . Allows access to messages
                                                   stored on a news server

------------------------------------------------------------------------------------------------------
 Digital         . Receipt verification          . Verifies that message was        Premium  All
 Certificates      service                         received by the authenticated    Add-On
                                                   recipient
                                                 . Sends a confirmation notice to
                                                   sender that the intended
                                                   recipient has picked up the
                                                   message when both sender and
                                                   recipient are hosted on our
                                                   system

------------------------------------------------------------------------------------------------------
 Certified       . More sophisticated receipt    . In addition to verifying that    Premium  Corporate
 Delivery          verification service            the message was delivered,       Add-On
                                                   users return encrypted
                                                   digital certificates that
                                                   identify them as the recipient

  The statements in this prospectus regarding planned service offerings and anticipated features of such planned service offerings are forward-looking statements. Actual service offerings and benefits could differ materially from those projected as a result of a variety of factors, some or all of which may be out of our control. For a discussion of some of these factors, see "Risk Factors."

Customers

  We currently have the opportunity to offer email services to millions of mailboxes across our four target markets. The following is a list of companies with whom we have email services agreements and which have the greatest number of mailboxes within their respective categories:

Internet Service Providers                     Web Hosting Companies
--------------------------                     ---------------------
DSL Networks                                   CardSecure
Isp.net                                        Data 2 Info
Las Vegas Digital Internet                     Navisite Network Solutions, Inc.
NetConX                                        TABNet
Surfree.com, Inc.                              Tonic Domains Corporation
US Online Network                              True Media Solutions
Verio Texas                                    Ultima Networks
WNC Net                                        Worldport Online

Web Portals                                      Corporations
-----------                                      ------------
Ancestry.com                                     Bank Law Services
E*TRADE                                          Birkenstock
Gayweb                                           California Family Health Council, Inc.
ifan (San Francisco Giants)                      CompareNet Inc.
The Mountain Zone                                ICT Financial
The Password (a division of Password Internet    Partech International Ventures C.V.
 Publishing)
Raging Bull                                      Photonetics
Starmedia                                        Sprint
Third Age Media, Inc.
US West

  As of February 28, 1999, we delivered email services under agreements with approximately 73 ISPs, 23 web hosting companies, 50 web portals and 90 corporations.

Target Markets

  We intend to expand our marketing and distribution channels through strategic relationships to rapidly increase the number of electronic mailboxes hosted. We have developed strategic relationships within four target markets: ISPs, web hosting companies, web portals and corporations.

  Internet Service Providers (ISPs)

  Internet service providers are companies that provide access to the Internet. Email has become an integral part of ISP service offerings. ISPs provide service via dial-up and ISDN as well as dedicated private-line hookups. For a monthly fee, customers receive a software package, username, password and access phone number. Many ISPs offer free home-page hosting to members at the ISP's domain name (for example, www.ispname.com/~username). Some ISPs are also providing commercial web hosting (hosting sites at a domain name registered by the user). ISPs serve large companies by providing a direct connection from the companies' networks to the Internet.

  Web Hosting Companies

  Web hosting companies offer corporate customers and individual consumers hosting of their website on a commercial web server (at a unique domain registered to the customer). In addition, web hosting companies are increasingly offering web design, domain name registration service and email services to their customers. We believe that most business customers are looking for a full-service web hosting company that can provide domain name registration, basic website services and enhanced website services including e-commerce and messaging.

  Web Portals

  Web portals include online communities and search engines which offer a one-stop source of information to a broad range of users, and vertical portals, such as E*TRADE, which cater to the needs of a specific audience. The goal of portal sites is to develop a sense of community in order to draw large online audiences, encourage repeat visits, and keep users engaged. Portals are accomplishing this goal by providing users with value-rich content and services such as search engines, free individual homepages and free email. The majority of a portal's revenue comes from advertising targeting its large, demographic-specific audience and repeat website visits.

  Corporations

  Email has become a mission-critical application for businesses. Many U.S.- based corporations of varying sizes use email as a primary form of communication. In addition, the ability to access Internet-based email from outside the office has added to email's appeal and utility for corporations. A large percentage of the corporate market's email is supplied internally via LAN mail systems. Companies are struggling with aging LAN-based systems designed in the late 1980s and early 1990s when email was used on a much more casual basis and by a smaller user population. Until recently, Internet standards-based email has accounted for only a small portion of corporate messaging systems, but according to Internet Week, that portion will increase to one-third of the corporate market by the end of the decade.

Strategic Relationships

  A key element of our strategy is to expand our marketing and distribution channels through strategic relationships with entities that are both commercial partners and/or equity investors or entities with whom we have contractualized reseller relationships. We believe that these strategic relationships will enable us to expand our distribution channels and to undertake joint product development and marketing efforts. The following are examples of our existing strategic relationships which we believe will position us to increase quickly the number of electronic mailboxes we host.

  America Online, Inc./ICQ

  In January 1999, we entered into an agreement with ICQ, a subsidiary of America Online, Inc., pursuant to which we will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service allows users to communicate in real time over the Internet. Our agreement with ICQ also provides for our integration of features of the ICQ instant messaging service with our standard email services and our offering of these integrated services to our other customers.

  E*TRADE Group, Inc.

  In September 1998, we entered into an agreement with E*TRADE, an on-line brokerage services company, pursuant to which each party will include the other in certain advertising campaigns, including E*TRADE's international and strategic partner relationships. We will also provide email services to users of E*TRADE's Internet access services. E*TRADE uses our email services to extend its brand and value-added services to its fast-growing customer base. As online trading grows, the need for secure transmissions of trade confirmations grows. In addition, we are in the process of developing an electronic order confirmation system designed to be SEC compliant, which could allow online brokerages to conduct most of their customer communications electronically.

  Network Solutions, Inc.

  In May 1998, we entered into an agreement with Network Solutions, currently the exclusive registrar of Internet domain names, pursuant to which we provide email outsourcing services to users of Network Solutions' website. In exchange for our services, Network Solutions will provide domain name registration services for our customers. Through this agreement, a Network Solutions customer is able to extend its brand using its unique domain name for its email address instead of the domain name of its Internet access provider.

  Sprint Communications Company L.P.

  In September 1998, we entered into an agreement with Sprint's IP Business Services pursuant to which we provide email services to Sprint's corporate IP customers. Sprint has over 7,000 sales representatives who can now offer hosted email services to their business customers at their own domain name. We provide a dedicated customer support number and a sales support center to support Sprint's sales representatives. It is expected that Sprint will integrate our brand and bill email services under the Sprint name.

  US West Communications Services, Inc.

  In December 1998, we entered into an agreement with US West pursuant to which we provide email services to US West's telephone customers. We believe that US West views web mail as part of its strategy to offer its telephone customers value-added Internet services. Web mail is a user-friendly, simple vehicle to transition telephone customers from dial-tone to web-tone. The agreement also provides for the enhanced email functionality of US West's !nterprise Internet customers through an email viewer.

  Our agreements with our strategic partners typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some of the agreements are terminable by us without cause, upon 30 - 120 days' notice. Most of the agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. These strategic agreements may be terminated upon short notice.

Sales and Marketing

  Sales Strategy

  Our sales efforts target all market segment audiences through direct and indirect channels. We maintain our own direct sales force to introduce and educate prospective customers and partners about our service. The direct sales group targets larger ISPs, telecommunications companies, medium to large corporate customers, large web hosting companies and high-trafficked web portals. As of February 28, 1999, we had 21 account executives in the direct sales group, and we plan to significantly expand this group in the next 12 months. Offices in the United States currently include San Francisco, Irvine, San Jose, Seattle and New York, and are planned to include Denver and Washington D.C. We currently have an international office in Munich, Germany. Within our direct sales group, a subgroup is responsible for retaining and increasing use by existing customers. This group is critical to ensuring customer satisfaction and selling existing customers new add-on services as they become available in our service offering.

  A telesales group is being formed and will be located in Tempe, Arizona, beginning in the first quarter of 1999. The telesales group will generate and qualify leads for referral to the direct sales group. The target markets of the telesales group will be smaller ISPs, web hosting companies and corporations. The vast majority of the activity generated through this channel will result from phone calls that we initiate to prospective customers. The telesales group will also handle outbound calls to a specific list of contacts provided by our marketing organization. In addition, the telesales group will follow up on leads resulting from web and telephone communication initiated by prospective customers and qualify those leads by placing additional calls or referring them to the direct sales group.

  The indirect sales channel will use the sales forces of our partners to offer our services to their end-users. We share revenue with our partners to achieve this purpose. To gain market presence and market share overseas, we plan to team with leading distributors, resellers and system integrators that have strong industry backgrounds and market presence in their respective markets and geographic regions.

  Marketing Strategy

  Our marketing strategy includes a media relations and public speaking focus to develop a reputation as an industry leader for email services and messaging. We will use narrowly focused, co-branded print and online advertising campaigns for lead generation. Direct marketing will be used to target specific ISP and web hosting firms. Co-branded and cooperative direct mail will be the cornerstone of the direct marketing efforts. Event, forum and trade show participation will also be used to promote our business-to-business brand presence.

Enhanced Services Development

  Our application management and marketing organizations focus on marketing and service development. Our application management team monitors new email and messaging service introductions by our competitors. This in turn assists our marketing group in determining our application pipeline and feature development schedules and provides direction for our engineering, operations, sales and support teams. We also have segment managers for each of our four target markets who are responsible for defining strategies to address specific needs within each market. These segment managers work with our technical service managers, who are in turn responsible for service strategies and development plans.

  Our service management team focuses on provisioning and billing, mail and directory services and mail center technology. In addition, the services management team manages cross-departmental service development effort. The development process also includes quality-control steps such as reviews, walk-throughs and post-implementation audits. The services development process incorporates input from a variety of sources, including our current and potential customers, and refines this information through a business prioritization process. The service management team prepares a marketing requirements document, which is reviewed by our change control board. The change control board, which is attended by a cross-department management team, prioritizes and schedules our development efforts and assigns resources to the development project team.

  Our services development process involves coordination among our application management, marketing and service management teams. To support our service development and marketing functions, we conduct an ongoing analysis of competitive intelligence, product forecasting, financial analysis and pricing strategies.

Technology

  In offering email services, we employ advanced software and hardware, combining internal expertise with industry standard technology to create a proprietary infrastructure.

  Mail Center Technology

  We have created a proprietary email system, Mail Center Technology ("MCT"), designed to ensure access to hundreds of millions of mailboxes across millions of domains. MCT is able to handle high-volume loads for complex and diverse mail environments such as those required for ISPs, web hosting companies, web portals and corporations providing email accounts to their end-users for activities such as trading securities, shopping or participating in online communities. We have written proprietary load-balancing and email software, and Oracle Corporation databases are used in account provisioning and management.

  MCT is made up of multiple groups of servers and routers acting as a single, virtual point of contact to customers for email services. Our MCT hardware consists of Sun Microsystems, Inc. Ultra Enterprise servers, Cisco Systems, Inc. routers, Network Appliance, Inc. RAID array storage and rackmounted Intel processor-based servers running Solaris and FreeBSD, a free operating language. All aspects of MCT are deployed in pairs with the goal of ensuring that if any process or system goes down, another will be available to handle customer traffic seamlessly. This behavior is called "transparent failover," and is designed to increase the availability of email services to the customer. MCT also includes a dynamic load-balancing system that acts as proxy servers for firewall safety. The load balancers are configured in parallel to ensure that if one goes down, the load is transferred to the remaining systems.

  MCT currently hosts SMTP, POP3 and web-based email services and will also host IMAP4 and other services as they are released. Both the hardware capacity and the services hosted by the mail center can be expanded based on customer demand.

   Simple Mail Transfer Protocol (SMTP)

  SMTP is currently the standard mail protocol for the Internet. It allows hosts on the Internet to route mail from the sender to the destination. All Internet messages must be sent using SMTP; older proprietary mail systems must convert their internal mail formats to SMTP in order to communicate effectively over the Internet.

   Post Office Protocol (POP)

  With POP, mail is delivered to a shared mail server; users periodically connect to the server and download all pending mail to their machines. Thereafter, all mail processing is local to the client machine. POP provides only the store-and-forward service, moving mail on demand from a mail server to a single destination machine, usually a PC, Macintosh or UNIX workstation, and then typically deleting the messages from the POP server.

   Web-based Email

  Web-based email, also known as HTML (Hyper Text Markup Language) email, allows users to access their mail from any computer with Web browser and Internet access. This eliminates the need to maintain a separate program for accessing email.

   Internet Message Access Protocol (IMAP)

  IMAP is more sophisticated than the POP3 protocol and provides greater flexibility at the server level. This enhanced service allows users to sort mail by sender and subject, search for specific text, and manipulate folders and mailboxes while the files remain on the server, rather than downloading them to their local desktop. This flexibility is particularly valuable for users who travel frequently and access their mail from a variety of different computers and email clients.

  Account Provisioning

  We have created a proprietary Account Provisioning Protocol ("APP") for account creation and maintenance. The APP enables accounts transitioning from other services or legacy systems to be bulk-loaded, tested, replicated and deployed on our service automatically. This addresses a critical time to market issue by enabling organizations to quickly transition to the new standards-based email service with minimal down-time and degradation to their existing internal systems. In addition, the APP can be used by customers and partners to facilitate automatic account sign-ups from websites, typically in less than three minutes.

  Data Centers and Network Access

  We maintain data centers in San Francisco and Palo Alto, California and Laurel, Maryland. The data centers have private peering with all major backbones to allow high-bandwidth access to the Internet. With multiple high-speed connections to different backbone providers, we have reduced the likelihood that our customers will suffer downtime as a result of network outages. Our backbone architecture and interconnection strategy consists of clear channel DS-3 and OC-3 connections and direct 100 MB/sec Ethernet connections.

  We currently have bilateral peering arrangements in place with the following organizations:

AboveNet Communications Inc.       Exodus Communications         Nuri Net
Compaq/Digital Equipment
 Corporation                       Frontier GlobalCenter         Pilot Network Services
Concentric Networks                GTE Internetworking/Genuity   Skybytes
Dacom, Inc.                        @Home                         Verio
DataResearch Associates            Hurricane Electric            Web Professionals
Electric Lightwave, Inc.           MAXIM                         XMISSION

  In addition to our peering connections, we currently purchase additional Internet access from MCI WorldCom and Sprint, through their relationships with AboveNet Communications Inc.

  Our data centers feature redundant systems for power, fire protection, seismic reinforcement, and security surveillance 24 hours a day, seven days a week by both personnel and video monitors. If we experience service interruptions on either the East Coast or the West Coast due to a natural disaster, all Critical Path-hosted messages will be automatically rerouted to the data center that is not affected. We intend to open data centers in Europe and Asia. These data centers will add further redundancy and create a local connectivity in those markets.

  Network Security

  We have created a custom firewall solution to reduce the incidence of network security breaches, utilizing Cisco Systems, Inc. routers for firewall hardware. To enhance security for the network, our staff members monitor the network and hardware 24 hours a day, seven days a week. Any suspicious activity is reported and investigated immediately.

  Our operations and engineering staffs include many active participants in open Internet security groups. Newsgroups and industry consortium postings are actively monitored for information regarding reported security flaws. Suspected flaws in software and hardware products that could compromise security are investigated thoroughly and fixes are implemented, often within a matter of hours.

  The goals of our security efforts are to prevent intruders from gaining access to our customers' email messages, passwords or financial information, to protect our server software and design information from being accessed by intruders, and to prevent malicious individuals from causing service failure or slowdown. We accomplish these goals by ensuring that our server clusters are entirely isolated from the Internet at large except for the specific services we provide, continuously monitoring the network to detect intrusion attempts, staying up to date on current security issues, and tracking abuse incidents, such as "spamming," blocking as necessary, and reporting incidents to the appropriate originating ISPs.

  Spam Blocking

  Our basic email and web-based email services include comprehensive spam prevention at no additional charge. This spam prevention is currently being used to screen messages for all of our service partners and customers.

  Our engineers have written proprietary "learning" software that automatically screens incoming messages for telltale items in message headers and subject lines. We have also developed a comprehensive database of commonly forged addresses and frequently abused domain names. Most additions to the "black list" have been reported by our end-users, who are encouraged to notify us of suspected abuse. The black list is actively reviewed to ensure that no legitimate domains or individual users are blocked from accessing the system or sending messages.

  In addition to filtering technology at the server level, our personnel monitor incoming messages 24 hours a day, seven days a week. We are part of a group of key network operators and ISPs working to develop technologies and other measures aimed at protecting users from junk email. We have representatives serving on the Coalition Against Unsolicited Commercial Email, the leading national organization lobbying for anti-spam legislation. Our Acceptable Use Policy explicitly states that partners and customers may not use our service to send unsolicited bulk email.

Customer Support

  We provide customer support 24 hours a day, seven days a week by contractual agreement. Our customer support service consists of two tiers. Tier 1 includes technical support in response to end-user inquiries. Although our customers typically provide Tier 1 support directly to their end-users, they can outsource this function to us and we can provide Tier 1 support to their end-users via email or web-based support. We also provide support information on our website.

  Tier 2 support includes technical support, provided to our ISP, web hosting, web portal and corporate customers, via toll-free access and email correspondence managed by our team of trained technical support representatives. Our technical support representatives include pooled and dedicated representatives. Pooled representatives are trained to resolve the majority of inquiries and, where necessary, to escalate and manage inquiries through to resolution. Dedicated representatives must meet stringent technical criteria, are assigned to strategic accounts and assist in identifying and qualifying new features and functionality in addition to advanced problem solving.

  In an effort to further improve customer satisfaction, we are deploying new tools designed to allow customers to track the status of their open tickets and access standard reported metrics through a secure web interface. These tools will also facilitate our ability to track recurring customer issues that will identify opportunities for service improvements. Our staff of trained technical representatives, coupled with leading edge monitoring and tracking tools allows us to successfully serve the needs of our clients.

Competition

  The market for Internet-based email service is characterized by companies that elect to develop and maintain in-house solutions and companies that seek outsourcing arrangements for their email service. For customers seeking outsourcing arrangements, we compete with email service providers, such as USA.NET, and iName, as well as product-based companies, such as Software.com and Lotus Development Corporation. In addition, companies such as Software.com, Microsoft, Netscape, Lotus and Sun Microsystems are currently offering email products directly to ISPs, web hosting companies, web portals and corporations. These companies could potentially leverage their existing capabilities and relationships to enter the email service industry by redesigning their system architecture, pricing and marketing strategies to sell through to the entire market. In the future, ISPs, web hosting companies and outsourced application companies may broaden their service offerings to include outsourced email solutions.

  The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. Further, certain of our competitors may offer services at or below cost. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share. We believe that our service solution competes favorably with that of other providers with respect to the following:

  . providing cost savings over in-house solutions by relieving customers of expenses associated with acquiring and maintaining hardware and software and the associated administrative burden;

  . providing greater functionality and access to leading technologies and protocols, which in turn enables customers to choose the protocol that best suits their end-users' needs;

  . enabling customers to maintain brand control, thereby enhancing their brand identity; and

  . facilitating scalability through an infrastructure designed to support hundreds of millions of mailboxes across millions of domains.

  However, despite our competitive positioning, we may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

  We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no registered trademarks or service marks to date. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Certain end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. We have one patent pending in the United States. We do not know whether this patent will be granted or, that if granted, that the patent will not be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

  Other parties may assert infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

  We also intend to continue to strategically license certain technology from third parties, including our web server and SSL encryption technology. In the future, if we add certificate technology to our systems, we may license additional technology from third-party vendors. We cannot be certain that these third-party content licenses will be available to us on commercially reasonable terms or that we will be able to successfully integrate the technology into our products and services. These third-party in-licenses may expose us to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product and service development until equivalent technology can be identified, licensed and integrated. Any such delays in services could cause our business, financial condition and operating results to suffer. See "Risk Factors--We Have Limited Protection of Our Intellectual Property and Proprietary Rights."

Government Regulation

  Although there are currently few laws and regulations directly applicable to the Internet and commercial email services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial email services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition. See "Risk Factors--We Face Risks Associated with Government Regulation and Legal Uncertainties."

Employees

  As of February 28, 1999, we had 133 full-time employees. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

Facilities

  Our principal executive offices are located in San Francisco, California, in a 31,500 square foot facility under a lease expiring on June 30, 2002, with a five-year renewal option and a sublease expiring on March 31, 2002. We believe that our facilities will be adequate for the next 12 months. However, we may not be able to lease additional space on commercially reasonable terms or at all.

                                   MANAGEMENT

Directors and Executive Officers

  The executive officers, directors and key employees of Critical Path and their ages as of December 31, 1998 are as follows:

   Name                     Age                       Position
   ----                     ---                       --------
   Douglas T. Hickey....... 43  President, Chief Executive Officer and Director
   David C. Hayden......... 43  Chairman of the Board of Directors
   David A. Thatcher....... 43  Executive Vice President and Chief Financial Officer
   Wayne D. Correia........ 32  Chief Technology Officer
   Joseph Duncan........... 50  Vice President and Chief Information Officer
   Judie A. Hayes.......... 51  Vice President of Corporate Communications
   Carolyn J. Patterson.... 34  Vice President of Operations
   William H. Rinehart..... 34  Vice President of Sales
   Marcy Swenson........... 34  Vice President of Software Engineering
   Mari E. Tangredi........ 33  Vice President of Marketing and Strategic Planning
   Christos M. Cotsakos.... 50  Director
   Lisa Gansky(1).......... 40  Director
   Kevin R. Harvey(1)...... 34  Director
   James A. Smith(2)....... 46  Director
   George Zachary(2)....... 33  Director

--------
(1) Member of Compensation Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

  Douglas T. Hickey has served as the President and Chief Executive Officer and a director of Critical Path since October 1998. From February 1998 to October 1998, Mr. Hickey served as Executive Vice President of Frontier Communications Corporation, a telecommunications company, and as President of Frontier GlobalCenter. From July 1996 to February 1998, Mr. Hickey served as President and CEO of GlobalCenter, Inc., a web hosting company. In February 1998, GlobalCenter was acquired by Frontier. From December 1994 to July 1996, Mr. Hickey was President of Internet services at MFS Communications, a provider of high-speed fiber-optic services. From September 1990 to November 1994, Mr. Hickey was general manager of North American sales and field operations at Ardis, a Motorola company. Mr. Hickey received a B.S. in economics from Siena College.

  David C. Hayden founded Critical Path and served as the Chairman, President and Chief Executive Officer and Secretary from its inception in February 1997 to October 1998. Mr. Hayden has served as Chairman of the Board of Directors of Critical Path since October 1998. From February 1993 to August 1996, Mr. Hayden served as Chairman, Chief Executive Officer, and co-founder of The McKinley Group, Inc., creators of Magellan, an Internet search engine. Mr. Hayden received a B.A. in political science from Stanford University.

  David A. Thatcher has served as Executive Vice President, Chief Financial Officer and Secretary of Critical Path since December 1998, and served as a director of Critical Path from May 1997 to March 1998 and from May 1998 to November 1998. From June 1998 to December 1998, Mr. Thatcher served as President and Chief Executive Officer of Geoworks Corporation, a provider of software solutions for the wireless market. Mr. Thatcher joined Geoworks Corporation in March 1997 as Vice President of Finance and Administration and Chief Financial Officer and was appointed President and Director in January 1998. From May 1996 to January 1997, Mr. Thatcher served as

Vice President and Chief Financial Officer of Diba, Inc., an Internet software company, which was later acquired by Sun Microsystems, Inc. From January 1996 to May 1996, Mr. Thatcher served as Vice President and Chief Financial Officer of The McKinley Group. From March 1993 to November 1995, Mr. Thatcher served as Vice President and Chief Financial Officer of Peregrine Systems, Inc., a provider of customer support software. Mr. Thatcher received a B.S. in accounting from San Diego State University and is a CPA in California.

  Wayne D. Correia has served as the Chief Technology Officer since April 1997 and as a director of Critical Path from May 1997 to January 1999. From November 1994 to February 1997, Mr. Correia was President and founder of domainNET, an Internet strategy, engineering and services company, providing application hosting and on-demand high-speed wireless Internet connections for mediacasts and other events. In January 1992, Mr. Correia founded Collaboration Technologies, a developer of leading-edge computer telephony hardware and software and was Chief Executive Officer until May 1995. From July 1988 to October 1993, he worked in the Macintosh Software Architecture Division and Apple Developer Group at Apple Computer, Inc., a computer manufacturer.

  Joseph Duncan has served as Vice President and Chief Information Officer of Critical Path since December 1998. From December 1997 to December 1998, Mr. Duncan was founder and Chief Executive Officer of Charybdis Software, a software company. From June 1993 to November 1997, Mr. Duncan held various positions at Oracle Corporation, most recently as Senior Vice President for Groupware Systems and Object-Oriented Tools. Mr. Duncan received a B.A. in philosophy from the University of Minnesota.

  Judie A. Hayes joined Critical Path as Vice President of Corporate Communications in December 1998. From January 1997 to December 1998, Ms. Hayes served as Vice President Corporate Marketing and Communications for Frontier GlobalCenter. From March 1995 to January 1997, Ms. Hayes served as Senior Director of Corporate Communications for NETCOM On-Line Communication Services, Inc., an Internet service provider. Ms. Hayes has served as Director of Marketing Communications for MCI Data Services Division, a telecommunications company, and Director of Corporate Communications for British Telecom North America, a telecommunications company. Ms. Hayes received her bachelor's degree from University of Wisconsin-Whitewater.

  Carolyn J. Patterson has served as Vice President of Operations of Critical Path since January 1999 and as Director of Operations of Critical Path from August 1998 to January 1999. From January 1998 to July 1998, Ms. Patterson served as Manager, Strategic Alliances for Sybase Inc. From February 1997 to January 1998, Ms. Patterson served as General Manager, Data Services Operations for AT&T Corp. From June 1986 to February 1997, Ms. Patterson worked as a programmer and later in various AT&T Corp. divisions including sales, product management, customer care, finance and sales. Ms. Patterson holds a B.S.C. in decision science from Rider University and an M.B.A. from Monmouth University.

  William H. Rinehart joined Critical Path as Vice President, Sales in November 1998. From May 1997 to November 1998, Mr. Rinehart served as Senior Vice President, General Manager at Frontier GlobalCenter. From July 1996 to June 1997, Mr. Rinehart held a range of positions including Vice President, Product Development and Vice President, Sales for Genuity, a Bechtel company. He has also served as Vice President, General Manager at MFS Communications, Internet Division, from January 1995 to July 1996. From April 1993 to January 1995, Mr. Rhinehart was a Senior Account Executive at Ardis, a wireless data communications company. Mr. Rinehart received a B.S. in business administration from Ball State University.

  Marcy Swenson has served as the Vice President of Software Engineering of Critical Path since June 1997. From May 1995 to June 1997, Ms. Swenson served as Vice President of Software Development at Providence Systems. In June 1987, Ms. Swenson co-founded After Hours Software, Inc., which provides custom software solutions to Fortune 500 customers, and served as Vice President of Software and Consulting Services until May 1994. Ms. Swenson has completed advanced studies in Artificial Intelligence at Stanford University, and received a B.S. in math/computer science from UCLA.

  Mari E. Tangredi has served as Vice President, Marketing and Strategic Planning for Critical Path since February 1998. From June 1995 to November 1997, Ms. Tangredi served as the General Manager/Vice President of Electronic Commerce of Pacific Bell. From July 1986 to May 1995, Ms. Tangredi worked at AT&T Corp. as a programmer and later in various positions in sales, emerging product development and customer care, providing network products and services to Fortune 500 customers. Ms. Tangredi received a B.S. in M.I.S. from Clarkson University and an M.B.A in high technology from Northeastern University.

  Christos M. Cotsakos has served as a director of Critical Path since May 1998. Mr. Cotsakos has served as President, Chief Executive Officer and a director of E*TRADE, an on-line brokerage services company, since March 1996. From March 1995 to January 1996, Mr. Cotsakos served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. From September 1993 to March 1995, he served as President and Chief Executive Officer of Nielsen International. From March 1992 to September 1993, he served as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa. Mr. Cotsakos serves as a director of National Processing Company, Forte Software, Inc. and The Fourth Network Communications Network, Inc. Mr. Cotsakos received a B.A. from William Patterson College and an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

  Lisa Gansky has served as a director of Critical Path since May 1998. Ms. Gansky has been a Principal at Trading Fours, a venture development company, since January 1997. From June 1995 to January 1997, Ms. Gansky served as Vice President of AOL, Inc., an online and Internet services company. From June 1994 to January 1995, Ms. Gansky founded and served as Chief Executive Officer of Global Network Navigator, Inc., an Internet solutions company.

  Kevin R. Harvey has served as a director of Critical Path since April 1998. Mr. Harvey has been a General Partner of Benchmark Capital, a venture capital firm, since January 1995. From July 1993 to January 1995, he served as General Manager for Lotus Development Corporation. In August 1990, Mr. Harvey founded Approach Software Corporation ("Approach"), a software company, where he served as the President and Chief Executive Officer until July 1993 when Approach was sold to Lotus Development Corporation. Prior to founding Approach, Mr. Harvey founded Styleware, a software company, which was subsequently sold to Claris Corporation. Mr. Harvey is also a director of Silicon Gaming, Inc., an entertainment and gaming technology company, and a director of several privately held companies. Mr. Harvey received a B.S.E.E. degree from Rice University, 1987.

  James A. Smith has served as a director of Critical Path since January 1999. Mr. Smith has served as the President and Chief Executive Officer of US West Dex, a provider of Internet directory and database marketing services, since October 1997. From March 1996 to October 1997, Mr. Smith served as Vice President of Local Markets for US West. From July 1992 to March 1996, Mr. Smith served as Vice President and General Manager of Mass Markets for US West. Mr. Smith received a B.A. from Willamette University and a J.D. from the University of Washington.

  George Zachary has served as a director of Critical Path since April 1998. Mr. Zachary has been a partner at Mohr, Davidow Ventures II, a venture capital firm, since January 1996. From March 1993 to December 1997, Mr. Zachary ran the consumer products business at Silicon Graphics, Inc., a computer workstation company. Since September 1986 until March 1993, Mr. Zachary has held various engineering and marketing management positions at Silicon Graphics, Inc., VPL Research, Inc., Apple Computer, Inc., Texas Instruments Incorporated and C-ATS Software Inc. Mr. Zachary received a B.S. degree from Massachusetts Institute of Technology and Massachusetts Institute of Technology Sloan School of Management.

  We have authorized seven (7) directors. All directors are elected to hold office until our next annual meeting of shareholders and until their successors have been elected. Officers are elected at the first board of directors meeting following the shareholders' meeting at which the directors are elected and serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The Compensation Committee consists of two outside directors. Lisa Gansky and Kevin Harvey are currently the two outside directors on our Compensation Committee.

Director Compensation

  We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our board of directors currently receives any additional cash compensation. In connection with their joining the board of directors in May 1998, directors Christos Cotsakos and Lisa Gansky each received an option to purchase 136,363 shares of common stock vesting monthly over two years at an exercise price of $0.22 per share.

Executive Compensation

  The following table summarizes all compensation earned by or paid to Critical Path's Chief Executive Officer and to each of Critical Path's four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to Critical Path during the fiscal year ended December 31, 1998.

                Summary Compensation Table for Last Fiscal Year

                                                                   Long-Term
                                                      Annual      Compensation
                                                 Compensation(1)     Awards
                                                ----------------- ------------
                                                                    Security
                                                                   Underlying
Name and Principal Position                      Salary   Bonus   Options (#)
---------------------------                     -------- -------- ------------
Douglas Hickey(2)
President and Chief Executive Officer.......... $ 51,136 $    --   2,549,374(4)
David Hayden(3)
Chairman of the Board of Directors.............  170,833  135,000  1,363,636(5)
Wayne Correia
Chief Technology Officer.......................  140,417   25,000        --
Marcy Swenson
Vice President of Software Engineering.........  127,500   40,000        --
Mari E. Tangredi
Vice President of Marketing and
 Strategic Planning............................  108,056   65,000    431,816(6)

--------
(1) Other than the salary and bonus described herein, Critical Path did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1998.

(2) Mr. Hickey became President and Chief Executive Officer in October 1998.

(3) Prior to October 1998, Mr. Hayden served as Critical Path's Chief Executive Officer and President as well as its Chairman.

(4)In October 1998, Mr. Hickey received two options to purchase shares of common stock (an option to purchase 478,468 and 2,070,906 shares at an exercise price of $0.84, each of which vest in equal installments over 48 months.

(5) Option to purchase 1,363,636 shares of common stock at an exercise price of $.02 per share vests as to 25% of the shares on the first anniversary of Mr. Hayden's employment with Critical Path and 1/48th each full month thereafter.

(6) Includes options to purchase 68,181, 45,454, 227,272 and 90,909 shares at exercise prices of $0.02, $0.22, $0.84 and $2.20 per share, respectively. All options vest as to 25% of the shares on the first anniversary of Ms. Tangredi's employment with Critical Path and 1/48th each full month thereafter.

                       Option Grants in Last Fiscal Year

                                                                              Potential Realizable
                                                                                Value at Assumed
                                      Percentage of                          Annual Rates of Stock
                                      Total Options                          Price Appreciation for
                                        Granted to   Exercise or                 Option Term(3)
                          Options      Employees in   Base Price  Expiration ----------------------
Name                      Granted     Fiscal Year(1) ($/Share)(2)    Date        5%         10%
----                     ---------    -------------- ------------ ---------- ---------- -----------
Douglas Hickey..........   478,468(4)      4.50%        $0.84      10/18/08  14,406,192  23,177,519
                         2,070,906(5)      19.5          0.84      10/18/08  62,352,904 100,316,979
David Hayden............ 1,363,636(6)      12.9          0.02        3/2/03  42,175,895  67,174,219
Wayne Correia...........       --           --            --            --          --          --
Marcy Swenson...........       --           --            --            --          --          --
Mari Tangredi...........    68,181(7)      0.64          0.02        3/2/08   2,108,770   3,358,672
                            45,454(7)      0.43          0.22       6/15/08   1,396,756   2,230,024
                           227,272(7)      2.14          0.84       9/29/08   6,842,932  11,009,307
                            90,909(7)      0.86          2.20      12/29/08   2,613,543   4,280,096

--------
(1) Based on options to purchase an aggregate of 10,595,453 shares of common stock granted during fiscal 1998. Under the terms of Critical Path's 1998 Stock Plan, the committee designated by the board of directors to administer the 1998 Stock Plan retains the discretion, subject to certain limitations within the 1998 Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options. See "Stock Plans."

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as determined by the board of directors.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Critical Path's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) This incentive stock option has a 10-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 1/48th of the shares per month over a four-year period. This option provides for partial acceleration of vesting upon change of control of Critical Path, and an early exercise provision.

(5) This non-statutory stock option has a 10-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 1/48th of the shares per month over a four-year period. This option provides for partial acceleration of vesting upon change of control of Critical Path, and an early exercise provision. In November 1998 this option was exercised as to 1,274,687 shares.

(6) This incentive stock option has a five-year term, subject to earlier termination in certain events related to termination of employment, and vests as to 25% of the shares on the first anniversary of the vest start date, and vests ratably on a monthly basis thereafter, becoming fully vested on the fourth anniversary of the vest start date.

(7) These incentive stock options have a ten-year term, subject to earlier termination in certain events related to termination of employment, and vest as to 25% of the shares on the first anniversary of the vest start date, and vest ratably on a monthly basis thereafter, becoming fully vested on the fourth anniversary of the vest start date.

                   Aggregated Option Exercises in Last Fiscal
                     Year And Fiscal Year-End Option Values

                                                                           Value of Unexercised
                                                 Number of Unexercised         In-the-Money
                          Shares                      Options at                Options at
                         Acquired                   Fiscal Year-End         Fiscal Year-End(3)
                            on         Value   ------------------------- -------------------------
    Name                 Exercise     Realized Exercisable/Unexercisable Exercisable/Unexercisable
    ----                 ---------    -------- ------------------------- -------------------------
Douglas Hickey(1)....... 1,274,687(2)   $--           1,274,687/0          $23,148,315/--
David Hayden............       --        --         653,409/710,227        12,401,702/13,480,108
Wayne Correia...........       --        --               --                        --
Marcy Swenson...........       --        --               --                        --
Mari Tangredi...........       --        --           --/431,816                    --/7,802,232

--------
(1) Mr. Hickey's option agreements allow for early exercise subject to repurchase by Critical Path over the vesting period. A portion of the shares acquired by Mr. Hickey upon exercise of his option remain subject to vesting.

(2) Includes 9,090 shares which are held in trust for benefit of minor children.

(3) Assumes a per share fair market value equal to $19.00, the mid-point of the estimated per share price of the common stock offered hereby.

1998 Stock Plan

  Our 1998 Stock Plan was adopted by the board of directors on January 21, 1998, amended on December 15, 1998 and will be amended and restated effective upon completion of this offering. Our 1998 Stock Plan provides for awards or sales of shares and options (including incentive stock options ("ISOs") and nonstatutory stock options ("NSOs")). Employees, consultants and advisors of Critical Path are eligible for all awards except ISOs. Only employees are eligible for the grant of ISOs. A total of 12,288,741 shares of common stock has been reserved for issuance under our 1998 Stock Plan and this amount is increased by 5% each January 1, commencing January 1, 2000.

  Our 1998 Stock Plan is administered by our compensation committee and our non-insider option committee. Our compensation committee consists of at least two directors who are "non-employee directors," as defined in Rule 16b-3. The board of directors may amend our 1998 Stock Plan as desired without further action by Critical Path's shareholders except as required by applicable law. Our 1998 Stock Plan will continue in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

  The consideration for each award under our 1998 Stock Plan will be established by the compensation committee, but in no event will the option price for ISOs be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the compensation committee may determine. However, each ISO must expire within a period of not more than 10 years from the date of grant.

  Our 1998 Stock Plan provides that, in the event of a merger or reorganization of Critical Path, outstanding options and restricted shares shall be subject to the agreement of merger or reorganization.

  As of February 28, 1999, 11,498,862 awards had been granted under our 1998 Stock Plan. Such options have exercise prices ranging from $0.02 to $3.39 per share and a weighted average per share exercise price of $0.95, and were held by 157 persons. Options to purchase 2,230,401 shares have been exercised.

Employee Stock Purchase Plan

  The board of directors adopted our Employee Stock Purchase Plan in January 1999, to be effective upon completion of this offering. A total of 600,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan and this amount will be increased by 5% each January 1 commencing January 1, 2000, up to a maximum of 1,000,000 shares per year. Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of Critical Path but excluding 5% or greater shareholders) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Our Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

  Our Employee Stock Purchase Plan will be implemented in a series of overlapping 24 month participation periods. The initial participation period commences on the effectiveness of this offering and ends on April 30, 2001. Subsequent 24 month participation periods will commence on November 1, 1999 and each May 1 and November 1 thereafter. Purchases will occur on each April 30 and October 31 (the "purchase dates") during each participation period, excluding April 30, 1999. If on any purchase date during a participation period the fair market value of a share of common stock is less than the fair market value on the commencement of the participation period, the participation period shall be terminated immediately following such purchase date. The employees who had enrolled in the terminated participation period shall automatically be enrolled in the participation period commencing on the day after the purchase date.

  The purchase price of the common stock under our Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with Critical Path. In the event of a proposed dissolution or liquidation of Critical Path, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the board. If there is a proposed sale of all or substantially all of Critical Path's assets or the merger of Critical Path with or into another corporation, then the offering period in progress will be shortened and a new exercise date will be set that is before the sale or merger. The offering period in progress shall end on the new exercise date. Each participant shall be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date. Our Employee Stock Purchase Plan will terminate in 2009, unless sooner terminated by the board of directors.

401(k) Plan

  Critical Path has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") for which all of Critical Path's employees are eligible except for employees subject to a collective bargaining agreement and nonresident aliens with no U.S. source income. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 16% or the statutorily prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits additional discretionary matching contributions by Critical Path. To date, Critical Path has made no such matching contributions. The 401(k) Plan is intended to qualify under

Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by Critical Path to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Critical Path, if any, will be deductible by Critical Path when made.

Employment Agreement and Change in Control Arrangements

  Critical Path does not currently have any employment contracts in effect with any of the Named Executive Officers other than Douglas T. Hickey, its President, Chief Executive Officer and director.

  Critical Path and Mr. Hickey are parties to a letter agreement dated October 1, 1998 governing his employment with Critical Path. The agreement sets forth Mr. Hickey's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the 1998 Stock Plan. In the event of a change of control, Mr. Hickey is entitled to receive, for each of his shares of common stock and each vested option, a bonus equal to the difference between the value of the consideration per share to be received by Critical Path's Series B Preferred shareholders and the value of the consideration per share to be received by Critical Path's common shareholders, up to a maximum amount equal to $8 million less the consideration payable in the transaction with respect to Mr. Hickey's shares. Mr. Hickey's right to receive this bonus will terminate upon the closing of this offering. The agreement also provides for accelerated vesting of a portion of Mr. Hickey's options in the event of a change of control. Mr. Hickey also received a loan in the amount of $500,000, bearing interest at the applicable federal rate. The loan will be due on the earlier of five years or 30 days following termination of his employment and is non-recourse unless Mr. Hickey terminates his employment voluntarily. Mr. Hickey's employment under the letter agreement is at-will and may be terminated by Critical Path or Mr. Hickey at any time, with or without cause and with or without notice.

Limitation of Liability and Indemnification Matters

  Critical Path's articles of incorporation limit the liability of directors to the maximum extent permitted by California law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Critical Path's articles of incorporation and bylaws provide that Critical Path may indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. Critical Path's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  Critical Path has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in Critical Path's bylaws. These agreements, among other things, provide for indemnification of Critical Path's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Critical Path, arising out of such person's services as a director or executive officer of Critical Path, any subsidiary of Critical Path or any other company or enterprise to which the person provides services at the request of Critical Path. Critical Path believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

Transactions with Management and Others

  In 1997, Critical Path sold 2,272,727 shares of common stock to David Hayden, the founder and Chairman of the Board of Critical Path at a purchase price of $0.01 per share. Critical Path has also entered into a stock option agreement with Mr. Hayden pursuant to which it granted options to purchase 1,363,636 shares of common stock to Mr. Hayden at a purchase price of $0.02. These options vest over a four-year period, with a portion vesting in the event of a merger, reorganization or similar change in the voting control of Critical Path.

  In October 1998, Critical Path entered into a stock option agreement with Mr. Hickey pursuant to which it granted incentive stock options to purchase 478,468 shares of common stock to Mr. Hickey at a purchase price of $0.84. Also in October 1998, Critical Path entered into a stock option agreement with Mr. Hickey pursuant to which it granted non-statutory stock options to purchase 2,070,906 shares of common stock to Mr. Hickey at a purchase price of $0.84. These options vest over a four-year period, with a portion vesting in the event of a merger, reorganization or similar change in the voting control of Critical Path.

  During 1998, Critical Path entered into four stock option agreements with Mari Tangredi pursuant to which it granted incentive stock options to purchase an aggregate of 431,816 shares of common stock to Ms. Tangredi at purchase prices of between $0.02 and $2.20. These options vest over a four-year period.

  In May 1998, Critical Path entered into a stock option agreement with Mr. Cotsakos pursuant to which it granted a non-statutory stock option to purchase 136,363 shares of common stock to Mr. Cotsakos at a purchase price of $0.22. This option vests over a two-year period.

  In May 1998, Critical Path entered into a stock option agreement with Lisa Gansky pursuant to which it granted a non-statutory stock option to purchase 136,363 shares of common stock to Ms. Gansky at a purchase price of $0.22. This option vests over a two-year period.

  Between April 1998 and February 1999, Critical Path sold and issued 19,603,712 shares of its preferred stock for an aggregate consideration of $38,433,214. Critical Path sold 12,707,851 shares of Series A Preferred Stock in April 1998 at a sale price of $0.72 per share. In addition, 31,870 shares of Series A Preferred Stock were purchased at a sale price of $0.72 per share pursuant to the exercise of warrants. Critical Path sold an aggregate of 6,863,991 shares of Series B Preferred Stock in September 1998 and January 1999 at a sale price of $4.26 per share. Each share of Series A Preferred Stock and Series B Preferred Stock converts into one share of common stock.

  The following table summarizes purchases, valued in excess of $60,000, of shares of preferred stock and of common stock by directors, executive officers and 5% shareholders of Critical Path:

                                                              Shares
                                                   -----------------------------
                                                    Common   Series A  Series B
                                                   --------- --------- ---------
Directors and Executive Officers
Douglas Hickey.................................... 1,256,504        --        --
The Cotsakos Revocable Trust, UAD 9/3/87..........   136,363        --    39,885
David Hayden...................................... 2,272,727   151,104        --
Lisa Gansky.......................................   159,090    83,146        --
5% Shareholders
E*TRADE Group, Inc................................        --   346,452 3,519,424
US West Data Investments, Inc..................... 1,090,909        -- 1,313,918
Mohr, Davidow Ventures V, L.P.....................        -- 4,330,654   234,628
Benchmark Capital Partners II, L.P................        -- 4,330,654   234,628
CMG@Ventures II, L.L.C............................        -- 1,385,809   351,942

  In December 1998, Critical Path entered into an agreement with US West pursuant to which Critical Path agreed to provide email services and certain related development services to US West. In exchange for such services, US West, through the use of its sales channels, will provide Critical Path assistance in selling advertising for the email sites of certain customers of Critical Path. The agreement also provides for the joint development of certain services and features from time to time.

Certain Business Relationships

  In April 1998, Critical Path entered into an agreement with E*TRADE pursuant to which each party will include the other party in certain advertising campaigns, including E*TRADE's international and strategic partner relationships. Critical Path will also provide email services to users of E*TRADE's Internet access services. In addition, under the terms of the agreement, Critical Path agreed to develop certain features for its email services which Critical Path may make available to other customers in addition to E*TRADE. E*TRADE accounted for approximately 62% of our revenues in 1998. Christos Cotsakos, the Chief Executive Officer of E*TRADE is a director of Critical Path. Mr. Cotsakos is the trustee of The Cotsakos Revocable Trust, UAD 9/3/87.

  The shares held by Mohr, Davidow Ventures V, L.P. include 4,245,713 shares held by it and 319,570 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P. George Zachary, a member of Mohr, Davidow Ventures V, L.P., is a director of Critical Path.

  The shares held by Benchmark Capital Partners II, L.P. are held by it as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Kevin Harvey, a managing member of Benchmark Capital Partners II, L.P., is a director of Critical Path.

Indebtedness of Management

  In November 1998, Critical Path loaned Douglas Hickey, the Chief Executive Officer of Critical Path, $500,000 pursuant to a five-year promissory note bearing interest at the rate of 4.51% (the applicable federal rate) per annum. In November 1998, Mr. Hickey exercised an option to purchase 1,274,687 shares of common stock by execution of a five-year promissory note in the principal amount of $1,065,638.94 bearing interest of 4.51% annually.

  In January 1999, Critical Path loaned William Rinehart $65,000 pursuant to a promissory note bearing interest at the rate of 4.64% per annum. Mr. Rinehart is an executive officer of Critical Path.

  Critical Path believes that the foregoing transactions were in its best interests. It is Critical Path's current policy that all transactions by Critical Path with officers, directors, 5 percent shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to Critical Path than could be obtained from unaffiliated parties and are reasonably expected to benefit Critical Path.

  For information concerning indemnification of directors and officers, see "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of common stock as of February 28, 1999, on a pro forma basis to reflect the automatic conversion upon completion of this offering of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock into common stock and the conversion of outstanding warrants into common stock for a total of 29,607,684 shares of common stock, by:

  . each person or entity known to Critical Path to own beneficially more than 5% of Critical Path's common stock;

  . each of Critical Path's directors;

  . each of Critical Path's Named Executive Officers; and

  . all executive officers and directors as a group.

                                                 Percentage of
                                                Common Stock(2)
                                               -----------------
Name and Address of          Total Shares      Before    After
Beneficial Owner(1)      Beneficially Owned(2) Offering Offering
-------------------      --------------------- -------- --------
Benchmark Capital
 Partners II, L.P.(3)
 2480 Sand Hill Road
 Menlo Park, CA 94025...       4,565,283         15.4%    13.4%
Mohr, Davidow Ventures
 V, L.P.(4)
 2775 Sand Hill Road,
 Suite 240
 Menlo Park, CA 94025...       4,565,283         15.4     13.4
CMG@Ventures II, L.L.C.
 2420 Sand Hill Road
 Menlo Park, CA 94025...       1,737,752          5.9      5.1
E*TRADE Group, Inc.
 Four Embarcadero
 2400 Geng Road
 Palo Alto, CA 94306....       3,865,877         13.1     11.3
US West Data
 Investments, Inc.
 1999 Broadway, Suite
 500
 Denver, CO 80202.......       2,404,827          8.1      7.1
Douglas T. Hickey(5)....       1,316,315          4.4      3.9
David Hayden(6).........       3,219,283         10.6      9.2
Wayne Correia...........       2,500,000          8.4      7.3
Marcy Swenson...........       1,113,636          3.8      3.3
Mari Tangredi(7)........          99,427          *        *
Christos M.
 Cotsakos(8)............         176,248          *        *
Lisa Gansky(9)..........         242,236          *        *
Kevin R. Harvey(10).....       4,565,283         15.4     13.4
James A. Smith..........               0          *        *
George Zachary(11)......       4,565,283         15.4     13.4
All directors and
 executive officers
 as a group (15
 persons)(12)...........      18,147,303         59.1%    51.6%

--------
 *Less than 1%.

(1) Unless otherwise indicated, the address for the following shareholders is c/o Critical Path, Inc., 320 1st Street, San Francisco, California 94105.

 (2) Assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 29,607,684 shares of common stock outstanding as of February 28, 1999 and 34,107,684 shares outstanding immediately following completion of this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

 (3) These shares are held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

 (4) Includes 4,245,713 shares held by Mohr, Davidow Ventures V, L.P. and 319,570 shares held by Mohr, Davidow Ventures V, L.P. as nominee from MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.

 (5) Includes 1,034,009 shares of common stock subject to Critical Path's right of repurchase as of April 29, 1999. Also includes 18,181 shares held in the name of Mr. Hickey's minor children's name.

 (6) Includes 767,043 shares subject to options exercisable within 60 days after February 28, 1999.

 (7) Includes 99,427 shares subject to options exercisable within 60 days after February 28, 1999.

 (8) Represents shares held by The Cotsakos Revocable Trust, UAD 9/3/87 of which Mr. Cotsakos is the trustee and includes 73,872 shares of common stock subject to Critical Path's right of repurchase as of April 29, 1999.

 (9) Includes 73,872 shares of common stock subject to Critical Path's right of repurchase as of April 29, 1999.

(10) Represents shares held by Benchmark Capital Partners II, L.P., of which Mr. Harvey is a managing partner. Mr. Harvey disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(11) Represents shares held by Mohr, Davidow Ventures V, L.P., of which Mr. Zachary is a member. Mr. Zachary disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(12) Includes 1,087,916 shares subject to options exercisable within 60 days after February 28, 1999, of which 1,255,625 shares of common stock is subject to Critical Path's right of repurchase as of April 29, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock, conversion of outstanding warrants and the amendment of our articles of incorporation, will consist of 150,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001.

  The following summary of certain provisions of our common stock, preferred stock, amended and restated articles of incorporation and bylaws, as in effect upon completion of this offering, assumes that our shareholders will approve of the amended and restated articles of incorporation and bylaws.

Common Stock

  As of February 28, 1999, there were 29,607,684 shares of common stock outstanding, held by approximately 102 shareholders of record.

  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and will not have cumulative voting rights when Critical Path becomes a "listed company" as defined under Section 301.5(d) of the California Corporations Code. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of Critical Path, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of Critical Path, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

  Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Critical Path. We currently do not plan to issue any shares of preferred stock.

Registration Rights

  The holders of the Series A Preferred Stock and B Preferred Stock, who own 19,603,712 shares of Series A Preferred Stock and Series B Preferred Stock, and holders of 6,037,468 shares of common stock have the right to cause us to register the shares of common stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock and the common stock under the Securities Act of 1933, as amended (the "Securities Act"), as follows:

  . Demand Registration Rights: Six months after this offering, the holders can send a written request to Critical Path to register their shares with respect to all or a part of their registrable securities having an aggregate proceeds, net of underwriting discounts and expenses, exceeding $12,500,000 and an initial offering price of at least $2.88 per share (as adjusted for splits or the like). The initial offering price of $2.88 per share is equal to four times the price per share of the Series A Preferred Stock, which was $0.72. The $12,500,000 aggregate proceeds threshold was negotiated as part of the Series A Preferred Stock financing.

  . Piggyback Registration Rights: The holders can request to have their shares registered anytime Critical Path is filing a registration statement to register any of our securities for our own account. Such registration opportunities are unlimited but the number of shares that can be registered may be eliminated entirely or cut back in certain situations by the underwriters.

  . S-3 Registration Rights: The holders of at least 20% of the registrable securities can request Critical Path to register their shares if Critical Path is eligible to use Form S-3 and if the aggregate price of the shares to the public is at least $1,000,000. The Form S-3 registration opportunities are not limited.

  All of the holders of registrable securities may sell their shares pursuant to Rule 144 after the 180 day lockup period ends, with the exception of 3,227,252 shares held by Series B holders who purchased these shares in the second closing of the Series B financing. All of these shares are subject to a 180 day lockup and will be eligible for resale under Rule 144 after January 2000.

  The registration rights terminate the earlier of 5 years following the closing of this offering or when Rule 144 becomes available for the sale of all of the registrable shares during any 90 day period.

Antitakeover Effects of Provisions of Articles of Incorporation and Bylaws

  Our articles of incorporation and bylaws authorize us to indemnify our current and former directors, officers, employees or agents to the fullest extent permitted by law. Our articles of incorporation eliminate a director's liability for monetary damages to the fullest extent permitted by the California Corporations Code. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Articles of Incorporation

  Under our articles of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may delay, defer or prevent a change in control of Critical Path, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of the common stock. These provisions are intended to:

  . enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors,

  . discourage certain types of transactions that may involve an actual or threatened change of control of Critical Path

  . reduce the vulnerability of Critical Path to an unsolicited acquisition proposal and

  . discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

  Our articles of incorporation provide that our bylaws may be repealed or amended only by a two-thirds vote of the board of directors or a two-thirds shareholder vote and that all shareholder action be taken at a shareholders' meeting. These provisions of the articles of incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class.

Bylaws

  Our bylaws provide for a board that consists of a range of authorized directors from four to seven, which exact number can be set and amended from time to time by our board. The directors will be elected at the annual meeting of shareholders or any special meeting of shareholders and each director so elected will hold office until the next annual meeting or until his successor is duly elected and qualified or until his earlier resignation or removal. The shareholders may not cumulate their votes in the election of directors when we become a listed company under Section 301.5(d) of the California Corporations Code. Unless otherwise restricted by statute, our articles of incorporation or our bylaws, any director or the entire board may be removed, with or without cause, by the holders of at least two-thirds of the shares entitled to vote at an election of directors. Vacancies may be filled by a majority of the directors then in office or by a sole remaining director.

  Special meetings of shareholders may be called by the board of directors, the chairman of the board, the chief executive officer and president, or by the holders of shares entitled to cast no less than 10% of the votes at the meeting. The notice of any special meeting must specify the general nature of the business to be transacted and no other business may be transacted at such meeting.

  The bylaws may be amended or repealed by the affirmative vote of two-thirds of the outstanding shares entitled to vote or by the board of directors. The provisions described above, together with the ability of the board of directors to issue preferred stock as described above, may deter a hostile takeover or delay a change in control or management of Critical Path. See "Risk Factors-- Antitakeover Effects of Our Articles of Incorporation and Bylaws."

  Transactions Involving Interested Parties Under California Law

  Section 1203 of the California Corporations Code requires delivery of a report of an independent appraiser to shareholders in certain reorganizations, tender offers and cash-for-asset sales proposed by an interested party. The report must include an opinion as to the fairness of the consideration. An interested party is a person who indirectly or directly controls the subject corporation, is directly or indirectly controlled by an officer or director of the subject corporation or is an entity in which a material financial interest is held by any director or executive officer of the corporation.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Securities Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no public market for our common stock. No predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

  Upon completion of this offering, we will have 34,107,684 shares of common stock outstanding based on 29,607,684 shares outstanding at February 28, 1999 and assuming no exercise of the underwriters' over-allotment option. The 4,500,000 shares of common stock being sold hereby will be freely tradable, other than by our "affiliates" as such term is defined in the Securities Act, without restriction or registration under the Securities Act. The 29,607,684 remaining shares were issued and sold by us in private transactions are restricted shares and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 701 under the Securities Act.

  All restricted shares are subject to lock-up agreements with the underwriters under which the holders of the restricted shares have agreed they will not sell any common stock owned by them without the prior written consent of the representatives of the underwriters for a period of 180 days from the effective date of the Registration Statement of which this prospectus is a part.

  The following table indicates approximately when the shares of our common stock that are not being sold in the offering but which will be outstanding after the offering is completed will be eligible for sale into the public market.

         Eligibility for Resale into Public Market of Restricted Shares

                  Time                                        Number of Shares
                  ----                                        ----------------
      Effective Date                                                      0
      180 days after Effective Date                              26,348,136

  The remaining shares of our common stock, including 3,227,252 shares of common stock issuable upon conversion of the Series B Preferred Stock issued in January 1999, will be eligible for sale into the public market at various times after the expiration of one-year holding periods. Most of the restricted shares that will be available for public resale after 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of Critical Path.

  Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of these options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this prospectus, unless subject to the contractual restrictions described above, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous two years, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock, approximately 340,754 shares immediately after this offering, or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. However, if a person (or persons whose shares are aggregated) is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least three years have elapsed since the later of the date the shares were acquired from us or from our affiliate. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

  We intend to file a registration statement under the Securities Act covering approximately 12,288,741 shares of common stock reserved for issuance under the 1998 Stock Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market, unless the shares are subject to vesting restrictions with us or the contractual restrictions described above.

  We also intend to register an aggregate of 600,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan.

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and FAC/Equities, a division of First Albany Corporation, have severally agreed with Critical Path, subject to the terms and conditions set forth in the underwriting agreement, to purchase from Critical Path the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                        Number
                                Underwriter                            of Shares
                                -----------                            ---------
      BancBoston Robertson Stephens Inc...............................
      Hambrecht & Quist LLC...........................................
      Dain Rauscher Wessels...........................................
      First Albany Corporation........................................
                                                                       ---------
        Total......................................................... 4,500,000
                                                                       =========

  Critical Path has been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not in
excess of $      per share, of which $      may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by Critical Path as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-allotment Option

  Critical Path has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the same price per share as Critical Path will receive for the 4,500,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares are being sold. Critical Path will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and
proceeds to Critical Path will be $     , $      and $     , respectively.

  Indemnity

  The underwriting agreement contains covenants of indemnity among the underwriters and Critical Path against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-up Agreements

  Each of Critical Path's executive officers, directors, director-nominees, shareholders of record, optionholders, warrantholders and holders of convertible notes has agreed with the representatives of the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of Critical Path's shareholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.

  Future Sales

  In addition, Critical Path has agreed that during the lock-up period Critical Path will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions,

  . consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period or

  . issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than Critical Path's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided such options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  Listing

  The common stock has been approved for quotation on the Nasdaq National Market under the symbol "CPTH."

  No Prior Public Market

  Prior to this offering, there has been no public market for the common stock of Critical Path. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between Critical Path and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of Critical Path, market valuations of other companies that Critical Path and the representatives believe to be comparable to Critical Path, estimates of the business potential of Critical Path, the present state of Critical Path's development and other factors deemed relevant.

  Stabilization

  The representatives of the underwriters have advised Critical Path that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised Critical Path that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Directed Share Program

  At the request of Critical Path, the underwriters have reserved up to five percent of the shares of common stock to be issued by Critical Path and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Critical Path. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

  Prior Transactions

  In September 1998 and January 1999, Hambrecht & Quist LLC acted as the placement agent for a private placement of Critical Path's Series B Preferred Stock. As compensation for its services as placement agent, Hambrecht & Quist LLC received a cash fee of approximately $1.0 million and warrants to purchase an aggregate of 121,654 shares of Series B Preferred Stock at an exercise price of $4.26 per share, the same price per share paid by all investors who participated in the private placement. Some entities affiliated with Hambrecht & Quist LLC also invested in the private placement, purchasing an aggregate of 351,942 shares of Series B Preferred Stock on the same terms and conditions as the other investors in the private placement, including price per share.

  Prior to the closing of this offering, Hambrecht & Quist LLC will exercise each of the warrants described above. In addition, Hambrecht & Quist LLC and persons associated with it have entered into written agreements with Critical Path, whereby Hambrecht & Quist LLC and these associated persons have agreed that, for a period of three years from the effective date of the registration statement, they will not sell or otherwise transfer any of the shares of Series B Preferred Stock purchased by them in the private placement, any shares of Series B Preferred Stock received pursuant to exercise of the warrants referred to above, or any shares of Critical Path's common stock received upon conversion of any of their shares of Series B Preferred Stock. Hambrecht & Quist LLC has provided an undertaking to the NASD that prior to the closing of the offering it will sell back to Critical Path at $4.26 per share an aggregate of 45,067 shares held by Hambrecht & Quist LLC or its affiliates. The $4.26 per share price is equal to the price at which the shares were originally sold to Hambrecht & Quist LLC and its affiliates.


  In February 1999, BancBoston Robertson Stephens made a $2,000,000 loan to David C. Hayden, our Chairman, pursuant to a promissory note bearing interest at prime plus .25% per annum for the purchase of a personal residence.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon for Critical Path by Pillsbury Madison & Sutro LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain partners of Pillsbury Madison & Sutro LLP beneficially own an aggregate of 138,747 shares of common stock.

                                    EXPERTS

  The consolidated financial statements of Critical Path, Inc. as of December 31, 1997 and 1998 and for the period from February 19, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Critical Path and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

  Upon completion of this offering, Critical Path will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, Critical Path's website and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                              CRITICAL PATH, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheet................................................. F-3
Consolidated Statement of Operations....................................... F-4
Consolidated Statement of Shareholders' Equity (Deficit)................... F-5
Consolidated Statement of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                       Report of Independent Accountants

To the Board of Directors and Shareholders of Critical Path, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Critical Path, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 19, 1997 (Inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 28, 1999, except

for Note 9, which is as of March 25, 1999

                              CRITICAL PATH, INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                    Pro Forma
                                                                  Shareholders'
                                                 December 31,       Equity at
                                               -----------------  December 31,
                                                1997      1998        1998
                                               -------  --------  -------------
                                                                   (Unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents................... $     1  $ 14,791
  Restricted cash.............................      --       325
  Accounts receivable, net....................      --       121
  Other current assets........................       4       138
                                               -------  --------
    Total current assets......................       5    15,375
Note receivable from officer..................      --       500
Property and equipment, net...................     501     4,687
Other assets..................................      44       101
                                               -------  --------
                                               $   550  $ 20,663
                                               =======  ========
        LIABILITIES AND SHAREHOLDERS'
               EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................ $   593  $    423
  Accrued expenses............................      34       426
  Deferred revenue............................      --       500
  Convertible promissory notes payable........     420        --
  Convertible promissory notes payable--
   related party..............................     427        --
  Capital lease obligations, current..........      55     1,502
                                               -------  --------
    Total current liabilities.................   1,529     2,851
Capital lease obligations, long-term..........      42     2,454
                                               -------  --------
                                                 1,571     5,305
                                               -------  --------
Commitments (Note 6)
Shareholders' equity (deficit):
  Series A Convertible Preferred Stock, $0.001
   par value; 13,288 shares authorized, 12,725
   shares issued and outstanding, no shares
   pro forma (unaudited)......................      --        13    $     --
  Series B Convertible Preferred Stock, $0.001
   par value; 10,000 shares authorized, 3,637
   shares issued and outstanding, no shares
   pro forma (unaudited)......................      --         4          --
  Common Stock, $0.001 par value, 38,636
   shares authorized; 2,394 and 8,294 shares
   issued and outstanding, 24,943 (unaudited)
   shares issued and outstanding pro forma....       2         8          25
  Additional paid-in capital..................      51    46,390      46,390
  Notes receivable from shareholders..........      --    (1,151)     (1,151)
  Unearned compensation.......................      --   (17,371)    (17,371)
  Accumulated deficit.........................  (1,074)  (12,535)    (12,535)
                                               -------  --------    --------
    Total shareholders' equity (deficit)......  (1,021)   15,358    $ 15,358
                                               -------  --------    ========
                                               $   550  $ 20,663
                                               =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                      Period from
                                                      February 19,
                                                          1997
                                                     (Inception) to  Year Ended
                                                      December 31,  December 31,
                                                          1997          1998
                                                     -------------- ------------
Net revenues........................................    $    --       $    897
Cost of net revenues................................         --         (2,346)
                                                        -------       --------
  Gross profit (loss)...............................         --         (1,449)
                                                        -------       --------
Operating expenses:
  Research and development..........................        454          2,246
  Sales and marketing...............................        244          2,318
  General and administrative........................        358          5,435
                                                        -------       --------
    Total operating expenses........................      1,056          9,999
                                                        -------       --------
Loss from operations................................     (1,056)       (11,448)
Interest and other income...........................         --            375
Interest expense....................................        (18)          (388)
                                                        -------       --------
Net loss............................................    $(1,074)      $(11,461)
                                                        =======       ========
Net loss per share--basic and diluted ..............    $ (0.54)      $  (2.94)
                                                        =======       ========
Weighted average shares--basic and diluted..........      1,994          3,899
                                                        =======       ========
Pro forma net loss per share (unaudited):
  Net loss per share basic and diluted .............                  $  (0.81)
                                                                      ========
  Weighted average shares--basic and diluted........                    14,194
                                                                      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                           Convertible
                            Preferred                               Notes                                  Total
                              Stock     Common Stock  Additional  Receivable                           Shareholders'
                          ------------- -------------  Paid-in       from       Unearned   Accumulated    Equity
                          Shares Amount Shares Amount  Capital   Shareholders Compensation   Deficit     (Deficit)
                          ------ ------ ------ ------ ---------- ------------ ------------ ----------- -------------
Inception, February 19,
 1997
Issuance of Common
 Stock..................      --  $--   2,394   $ 2    $    51     $     --     $     --    $     --     $     53
Net loss................      --   --      --    --         --           --           --      (1,074)      (1,074)
                          ------  ---   -----   ---    -------     --------     --------    --------     --------
Balance at December 31,
 1997...................      --   --   2,394     2         51           --           --      (1,074)      (1,021)
Issuance of Common
 Stock..................      --   --   3,975     4         82          (85)          --          --            1
Exercise of stock
 options................      --   --   1,925     2      1,104       (1,066)          --          --           40
Issuance of Series A
 Preferred Stock, net...  12,725   13      --    --      9,111           --           --          --        9,124
Issuance of Series B
 Preferred Stock, net...   3,637    4      --    --     15,437           --           --          --       15,441
Issuance of warrants and
 stock purchase rights..      --   --      --    --        723           --           --          --          723
Unearned compensation...      --   --      --    --     19,882           --      (19,882)         --           --
Amortization of unearned
 compensation...........      --   --      --    --         --           --        2,511          --        2,511
Net loss................      --   --      --    --         --           --           --     (11,461)     (11,461)
                          ------  ---   -----   ---    -------     --------     --------    --------     --------
Balance at December 31,
 1998...................  16,362  $17   8,294   $ 8    $46,390     $(17,371)    $(17,371)   $(12,535)    $ 15,358
                          ======  ===   =====   ===    =======     ========     ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              CRITICAL PATH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                     Period from
                                                     February 19,
                                                         1997
                                                    (Inception) to  Year Ended
                                                     December 31,  December 31,
                                                         1997          1998
                                                    -------------- ------------
Cash flows from operating activities:
  Net loss.........................................    $(1,074)      $(11,461)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Provision for doubtful accounts................         --             50
    Depreciation and amortization..................         26          1,019
    Common stock issued for services...............          3             --
    Amortization of warrants and stock purchase
     rights........................................         --            473
    Amortization of unearned compensation..........         --          2,511
    Changes in assets and liabilities:
      Accounts receivable..........................         --           (171)
      Other assets.................................        (48)           (86)
      Accounts payable.............................        593           (170)
      Accrued expenses.............................         34            392
      Deferred revenue.............................         --            500
                                                       -------       --------
        Net cash used in operating activities......       (466)        (6,943)
                                                       -------       --------
Cash flows from investing activities:
  Notes receivable from officer....................         --           (500)
  Property and equipment purchases.................       (409)          (491)
  Restricted cash..................................         --           (325)
                                                       -------       --------
        Net cash used in investing activities......       (409)        (1,316)
                                                       -------       --------
Cash flows from financing activities:
  Proceeds from issuance of Convertible Preferred
   Stock, net......................................         --         23,445
  Proceeds from equipment lease line...............         --            198
  Proceeds from issuance of Common Stock...........         50             41
  Proceeds from convertible promissory notes
   payable.........................................        847            500
  Repayment of convertible promissory notes
   payable.........................................         --           (227)
  Principal payments on lease obligations..........        (21)          (908)
                                                       -------       --------
        Net cash provided by financing activities..        876         23,049
                                                       -------       --------
Net increase in cash and cash equivalents..........          1         14,790
Cash and cash equivalents at beginning of period...         --              1
                                                       -------       --------
Cash and cash equivalents at end of period.........    $     1       $ 14,791
                                                       =======       ========
Supplemental cash flow disclosure:
  Cash paid for interest...........................    $     1       $    244
Non-cash investing and financing activities
  Property and equipment leases....................    $   118       $  4,714
  Common Stock issued for notes receivable.........    $    --       $  1,151
  Conversion of notes payable into Convertible
   Preferred Stock.................................    $    --       $  1,120

  The accompanying notes are an integral part of these consolidated financial statements

                              CRITICAL PATH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

  Critical Path, Inc. (the "Company") was incorporated in California on February 19, 1997 to deliver advanced email hosting services.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of presentation

  The financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash equivalents and restricted cash

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds. Restricted cash comprises amounts held on deposit which is required as collateral for Company provided credit cards.

Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. Cash and cash equivalents and restricted cash are deposited with financial institutions that management believes are creditworthy. The Company's accounts receivable are derived from transactions with companies throughout the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

  During the year ended December 31, 1998, approximately 62% and 30% of revenues before charges related to amortization of the fair value of warrants issued to customers were derived from the delivery of email services to two customers.

Fair value of financial instruments

  The Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and capital lease obligations, are carried at cost, which approximates fair value due to the short maturity of these instruments.

                              CRITICAL PATH, INC.

Property and equipment

  Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, if applicable. The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based upon the difference between the carrying amount and the fair value of such assets. Since February 19, 1997 (Inception) through December 31, 1998, no impairment losses have been identified.

Revenue recognition

  The Company derives revenue through the sale of email hosting services. Payments for such services are based either on contractual rates per active mailbox per month, non-refundable fixed payments or as a percentage of customer generated email advertising revenues. Revenues from contracts specifying a contractual rate per active mailbox per month are recognized monthly for each active mailbox covered by the respective contract. Revenues from contracts that provide non-refundable fixed payments are not dependent upon the active number of mailboxes and are therefore recognized ratably over the contract term. Revenues based upon a percentage of customer generated email advertising revenues are recognized when such revenues are earned and reported by the customer. Amounts billed or received in advance of service delivery are recorded as deferred revenue.

  In connection with certain customer contracts, the Company granted warrants or options to purchase Series B Convertible Preferred Stock to such customers. The fair value of such warrants or options, determined using the Black-Scholes option pricing model, is being recognized ratably as a sales discount over the terms of the respective agreements. See Note 7--Shareholders' Equity.

Research and development

  Research and development costs include expenses incurred by the Company to develop and enhance its email service offerings and to develop new electronic messaging services. Research and development costs are expensed as incurred.

Advertising expense

  Advertising costs are expensed as incurred and totaled $0 and $135,000 during the period from February 19, 1997 (Inception) through December 31, 1997 and the year ended December 31, 1998, respectively.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

                              CRITICAL PATH, INC.

Income taxes

  Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net loss per share

  Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per Share" and Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted Common Stock and incremental common and preferred shares issuable upon the exercise of stock options and warrants and upon conversion of Series A and Series B Convertible Preferred Stock. At December 31, 1998, 28,607,997 potential common shares are excluded from the determination of diluted net loss per share as the effect of such shares on a weighted average basis is anti-dilutive.

Pro forma net loss per share (unaudited)

  Pro forma net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A and Series B Convertible Preferred Stock into shares of the Company's Common Stock as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of approximately 10,295,000 shares for the year ended December 31, 1998. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated statement of operations.

Pro forma shareholders' equity (unaudited)

  Effective upon the closing of the Company's planned initial public offering ("Offering"), the outstanding shares of Series A and Series B Convertible Preferred Stock, with the exception of 45,067 shares of preferred stock that Critical Path intends to repurchase at $4.26 per share prior to the closing of the offering, will automatically convert into 12,725,864 and 3,636,739 shares, respectively, of Common Stock. In addition, warrants relating to 231,982 shares of Series A Preferred and 54,530 shares of Series B Preferred Stock are expected to be exercised on a net basis immediately prior to the close of the Offering. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet at December 31, 1998.

Comprehensive income

  Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income

                              CRITICAL PATH, INC.

and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income other than its net loss.

Segment information

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

Recent accounting pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company is required to adopt SFAS 133 in fiscal 2000. SFAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                  December 31,
                                                                  -------------
                                                                  1997   1998
                                                                  ----  -------
                                                                      (in
                                                                   thousands)
   Accounts receivable, net:
     Accounts receivable......................................... $ --  $   171
       Less: Allowance for doubtful accounts.....................   --      (50)
                                                                  ----  -------
                                                                  $ --  $   121
                                                                  ====  =======
   Property and equipment, net:
     Computer equipment and software............................. $440  $ 5,247
     Furniture and fixtures......................................   34       74
     Leasehold improvements......................................   53      411
                                                                  ----  -------
                                                                   527    5,732
       Less: Accumulated depreciation and amortization...........  (26)  (1,045)
                                                                  ----  -------
                                                                  $501  $ 4,687
                                                                  ====  =======

                              CRITICAL PATH, INC.

  Property and equipment includes $118,000 and $4,832,000 of assets under capital leases at December 31, 1997 and 1998, respectively. Accumulated depreciation of assets under capital leases totaled $3,000 and $765,000 at December 31, 1997 and 1998, respectively.

                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                                                                 (in thousands)
   Accrued liabilities:
     Compensation related....................................... $   18  $    89
     Other......................................................     16      337
                                                                 ------  -------
                                                                 $   34  $   426
                                                                 ======  =======

NOTE 3--RELATED PARTY TRANSACTIONS:

Notes receivables from shareholders

  At December 31, 1998, the Company had notes receivable from shareholders and officers of the Company related to purchases of Common Stock in the amount of $85,000 and $1,066,000 which accrue interest at 5.69% and 4.51% per annum, respectively. The notes are full recourse and secured by Common Stock. The notes are due and payable in February 2003 or, for the $1,066,000 note, 90 days following termination of the officer.

  At December 31, 1998, the Company held a note receivable from an officer totaling $500,000. The note accrues interest at the rate of 4.51% per annum, is secured by all shares of the Company's Common Stock held by this individual, and is due and payable in November 2003 or 30 days following termination.

Revenues

  In April 1998, the Company entered into an email services agreement with a significant customer, who is also a holder of the Company's Series B Preferred Stock. Net revenues from this shareholder approximated $605,000 in 1998.

NOTE 4--INCOME TAXES:

  No provision for income taxes was recorded due to the net losses for the periods from February 19, 1997 (Inception) to December 31, 1998.

  At December 31, 1998, the Company had deferred tax assets of approximately $4,001,000. Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized, such that a full valuation allowance has been recorded. Deferred tax assets relate primarily to net operating loss carryforwards.

 At December 31, 1998, the Company had approximately $8,803,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2012 and 2005, respectively. Under the Tax Reform Act of 1986, the amounts

                              CRITICAL PATH, INC.

of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 5--BORROWINGS:

Line of credit

  At December 31, 1998, the Company maintained a revolving line of credit with a bank that provides for borrowings of up to $1,000,000. The line of credit expires in November 1999 and accrues interest on outstanding borrowings at a rate equal to the bank's prime rate plus 2.0% (9.75% at December 31, 1998). The line of credit requires the Company to meet certain financial tests and to comply with certain other covenants. Borrowings are secured by substantially all of the assets of the Company. At December 31, 1998, there were no borrowings outstanding and the Company was in compliance with all restrictive covenants.

Convertible promissory notes

  At December 31, 1997, the Company had obligations totaling $420,000 under 7% convertible promissory notes payable to individual investors. In April 1998, the principal amount of the notes was converted into 582,040 shares of Series A Convertible Preferred Stock at $0.72 per share.

  In January and February 1998, the Company issued an additional $430,000 of 7% convertible promissory notes to individual investors. In April 1998, the principal amount of the notes was converted into 595,897 shares of Series A Convertible Preferred Stock at $0.72 per share.

Convertible promissory notes--related parties

  At December 31, 1997, the Company had obligations totaling $427,000 under 7%- 10% convertible promissory notes payable to the Company's founder and an individual associated with the founder. In April 1998, $200,000 of the principal amount of the notes was converted into 277,162 shares of Series A Convertible Preferred Stock at $0.72 per share and the remaining balance of $227,000 was repaid in cash.

  In January and February 1998, the Company issued an additional $70,000 of 7% convertible promissory notes to a member of the Board of Directors and an individual associated with the Company's founder. In April 1998, the principal amount of the notes was converted into 97,006 shares of Series A Convertible Preferred Stock at $0.72 per share.

NOTE 6--COMMITMENTS:

Leases

  The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2002. Rent expense for the period from February 19,

                              CRITICAL PATH, INC.

1997 (inception) to December 31, 1997 and the year ended December 31, 1998, totaled $33,000 and $220,000, respectively.

  Future minimum lease payments under noncancelable operating and capital leases, including operating lease commitments entered into subsequent to December 31, 1998, are as follows:

                                                              Capital  Operating
                                                              Leases    Leases
   Year Ending December 31,                                   -------  ---------
                                                               (in thousands)
   1999...................................................... $1,792     $358
   2000......................................................  1,779      222
   2001......................................................    979      213
   2002......................................................      3      103
                                                              ------     ----
   Total minimum lease payments..............................  4,553     $896
                                                                         ====
   Less: Amount representing interest........................   (453)
     Unamortized discount....................................   (144)
                                                              ------
   Present value of capital lease obligations................  3,956
   Less: Current portion..................................... (1,502)
                                                              ------
   Long-term portion of capital lease obligations............ $2,454
                                                              ======

Equipment lease lines

  In April 1998, the Company entered into a financing agreement that provides for the acquisition of equipment up to $1,000,000. Amounts available under this agreement are limited to specific acquisitions through March 2001 and are collateralized by the related equipment. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at a rate of 6.3% per annum.

  In April 1998, the Company entered into another financing agreement which provides for the acquisition of equipment up to $2,000,000. Amounts available under this agreement are limited to specific acquisitions between May 1, 1998 and April 30, 1999. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at the rate of 7.0% per annum. As part of this agreement, the Company issued warrants to purchase 97,006 shares of Series A Preferred Stock at a purchase price of $0.72 per share. The Company estimated the fair value of these warrants at date of issuance was approximately $53,000 which is being amortized as interest expense over the term of the lease obligation.

  In May 1998, the Company entered into a financing agreement which provides for the acquisition of equipment up to $3,500,000 and software and tenant improvements up to $1,500,000. Amounts available under this agreement are limited to specific acquisitions between March 1, 1998 and May 1, 1999. Such amounts are payable over a three-year period in monthly installments of principal and interest, with interest accruing at the rate of 7.0% per annum. As part of this agreement, the Company issued warrants to purchase 242,516 shares of Series A Preferred Stock at a purchase price of $0.72 per share. The Company estimated the fair value associated with these warrants at date of issuance was approximately $133,000 which is being amortized as interest expense over the term of the lease obligation.

                              CRITICAL PATH, INC.

Email service commitments

  Net revenues are derived from contractual relationships which typically have one to two year terms. Certain agreements require minimum performance standards regarding the availability and response time of email services. If these standards are not met, such contracts are subject to termination and the Company could be subject to monetary penalties.

NOTE 7--SHAREHOLDERS' EQUITY:

  As of December 31, 1998, the Company's Articles of Incorporation authorized the Company to issue 38,636,363 shares of Common Stock at $0.001 par value, and 13,288,519 and 10,000,000 shares of Series A and Series B Convertible Preferred Stock ("Preferred Stock"), respectively, at $0.001 par value.

Preferred Stock

  On April 1, 1998, the Company completed its Series A Convertible Preferred Stock ("Series A") financing through the issuance of 12,707,851 shares at a price per share of $0.72 for net cash proceeds of $7,991,000, and the conversion of convertible promissory notes payable totaling $1,120,000. The Company issued an additional 18,013 shares of Series A Preferred Stock to the convertible promissory note holders upon the exercise of their warrants for proceeds of $13,000.

  In September 1998, the Company issued 3,636,739 shares of its Series B Convertible Preferred Stock ("Series B") at $4.26 per share for net proceeds of approximately $15,441,000.

  The holders of Preferred Stock have various rights and preferences as follows:

Voting

  Each share of Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with Common Stock.

  As long as at least 2,954,545 shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock to declare or pay any dividend on Common Stock; redeem, purchase or otherwise acquire any Common Stock other than shares subject to right of repurchase by the Company; cause the acquisition, reorganization, merger or consolidation of the Company that results in a transfer of 50% or more of the voting control of the Company; authorize or issue another equity security having a preference over, or being on parity with, the Series A and Series B; or increase the number of directors of the Company.

  As long as at least 681,818 shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock to alter the Articles of Incorporation as it relates to the Preferred Stock or change the authorized number of shares of Preferred Stock.

                              CRITICAL PATH, INC.

Dividends

  Holders of Series A and Series B are entitled to receive noncumulative dividends at the per annum rate of $0.0577 and $0.34 per share, respectively, when and if declared by the Board of Directors. The holders of Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board of Directors.

Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and Series B are entitled to receive an amount of $0.72 and $4.26 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed ratably among the holders of Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Preferred Stock

Conversion

  Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $15.50 per share with gross proceeds of at least $30,000,000, or (2) the consent of the holders of the majority of Convertible Preferred Stock. The initial conversion ratio of Preferred Stock for Common Stock is 1 to 1.

Warrants and Stock Purchase Rights

  In May 1998, the Company issued a right to purchase 454,544 shares of Common Stock or Preferred Stock in a subsequent financing to a customer as part of an email services agreement. Under the agreement, the price shall be 80% of the price at which the stock is sold in the subsequent financing for the initial 227,272 shares and 100% of such price for the remaining 227,272 shares. In September 1998, the Company completed its initial Series B financing at a per share price of $4.26. The Company has estimated the fair value of the purchase right to be $194,000, which will be recognized as a sales discount over the term of the services agreement. Approximately $136,000 was recognized in 1998. No warrants were exercised as of December 31, 1998.

  In May 1998, the Company issued to a different customer, a warrant to purchase up to $250,000 of Preferred Stock in the Company's next financing round. The warrant is exercisable until December 31, 2001 and the exercise price per share will equal the price per share at which the Preferred Stock is sold by the Company. In September 1998, the warrants were exercised in

                              CRITICAL PATH, INC.

connection with the Series B financing at a per share price of $4.26. The Company has estimated the fair value of the warrants approximated $143,000, which will be recognized as a sales discount over the term of the services agreement. Approximately $95,000 was recognized in 1998.

  In connection with various financing agreements described in Note 6, the Company issued warrants to purchase 339,522 share of Series A at $0.72 per share. The warrants are exercisable for seven years from May 1, 1998, or five years from the effective date of the Company's initial public offering, whichever is shorter. As of December 31, 1998, no warrants were exercised.

  In connection with the issuance of certain convertible promissory notes described in Note 5, the Company issued warrants to purchase 113,636 shares of Common Stock at $0.02 per share and 241,123 shares of Series A at $0.72 per share. These warrants are exercisable for one and three years, respectively. The warrants to purchase Common Stock were exercised in September 1998. At December 31, 1998, warrants to purchase 18,013 shares of Series A had been exercised. The Company estimated the fair value of the warrants issued at approximately $119,000 which is being amortized as interest expense.

  In connection with the initial Series B financing, the Company issued warrants to purchase 70,290 shares of Series B at $4.26 per share to the placement agent. As of December 31, 1998, no warrants were exercised.

Common Stock purchase agreements

  In February 1998, the Company entered into stock purchase agreements with three founders and sold 3,863,635 shares of the Company's Common Stock at $0.02 per share. Under the terms of the stock purchase agreements, the Company has the right to purchase the shares of Common Stock at the original issue price in the event any one of the founders ceases to be an employee of the Company. The repurchase rights lapse 25% on the first anniversary of the vesting start date and ratably each month thereafter for 36 months. In the event of a change in control of the Company or the closing date of an Initial Public Offering, as defined, repurchase rights with respect to 50% of the then unvested shares of Common Stock will lapse. At December 31, 1998, 2,130,680 of these shares of Common Stock were subject to repurchase rights. In connection with the issuance of these shares, the Company recorded unearned compensation of $1,306,000 which is being recognized over the periods in which the Company's repurchase rights lapse.

  In November 1998, the Company entered into stock purchase agreement with an officer who exercised stock options to purchase 1,274,687 shares of the Company's Common Stock at a price of $0.84 per share. Under the terms of the stock purchase agreement, the Company has the right to purchase the shares of Common Stock at the original issue price in the event the officer ceases to be an employee of the Company. The repurchase rights lapse 25% on the first anniversary of the vesting start date and ratably each month thereafter for 36 months. In the event of a change in control of the Company or the closing date of an Initial Public Offering, as defined, repurchase rights with respect to 50% of the then unvested shares of Common Stock will lapse. At December 31, 1998, 1,274,687 of these shares of Common Stock were subject to repurchase rights. In connection with the option grant preceding this transaction, the Company recognized unearned compensation totaling $3.8 million which is included in the aggregate unearned compensation charges disclosed in Notes 8 and 9 to these consolidated financial statements.

                              CRITICAL PATH, INC.

NOTE 8--STOCK OPTIONS:

  In January 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan. The Plan provides for the granting of up to 12,288,741 stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants.

  Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest 25% per year and are exercisable for a maximum period of ten years from the date of grant.

  The following table summarizes activity under the Plan for the year ended December 31, 1998:

                                                Year Ended December 31, 1998
                                                ----------------------------
                                                                    Weighted
                                                                     Average
                                                                    Exercise
                                                    Shares            Price
                                                ----------------  ---------------
   Granted.....................................       10,595,453         $0.74
   Exercised...................................       (1,924,723)         0.58
   Canceled....................................         (918,174)         0.16
                                                ----------------
   Outstanding at end of period................        7,752,556          0.86
                                                ================
   Options exercisable at period end...........          939,522          0.02
                                                ================
   Weighted average minimum value of options
    granted during period......................                           1.56

  The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                          Options Exercisable
                             Options Outstanding at December 31, 1998     at December 31, 1998
                             -------------------------------------------  --------------------
                                                Weighted
                                                Average       Weighted                Weighted
                               Number of       Remaining       Average     Number of  Average
                                 Shares       Contractual     Exercise      Shares    Exercise
   Range of Exercise Price    Outstanding         Life          Price     Exercisable  Price
   -----------------------   --------------  --------------  -----------  ----------- --------
   $0.02-
    $0.55                          2,850,201       9.2 years  $     0.08    939,522    $0.02
   $0.84-
    $2.20                          4,902,355       9.8 years        1.30        --       --
                              --------------                                -------
                                   7,752,556       9.5 years        0.89    939,522     0.02
                              ==============                                =======

                              CRITICAL PATH, INC.

Fair value disclosures

  The Company calculated the minimum value of each options grant on the date of grants using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                     Year Ended December 31,
                                                     -------------------------
                                                        1997          1998
                                                     -----------   -----------
   Risk-free interest rates.........................         6.0%          5.9%
   Expected lives (in years)........................         4.0           4.0
   Dividend yield...................................         0.0%          0.0%
   Expected volatility..............................         0.0%          0.0%

  The compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net loss for the year ended December 31, 1998.

Unearned stock-based compensation

  In connection with certain stock option grants and common stock issuances during the year ended December 31, 1998, the Company recognized unearned compensation totaling $19,882,000 which is being amortized over the vesting periods of the related options. Amortization expense recognized during the year ended December 31, 1998 totaled approximately $2,511,000.

NOTE 9--SUBSEQUENT EVENTS:

Reverse Stock Split

  On March 1, 1999, the Company's Board of Directors approved a 1:2.2 reverse stock split of the Company's outstanding shares which became effective on March 19, 1999. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this reverse stock split.

Series B Convertible Preferred Stock Financing

  In January 1999, the Company completed the second round of the Series B financing through the issuance of 2,772,708 shares at $4.26 per share for gross proceeds of approximately $11,817,000. In connection with this financing, the Company issued warrants to purchase 51,364 shares of Series B at $4.26 per share to the placement agent.

Exercise of Stock Purchase Rights

  In January 1999, a customer exercised stock purchase rights granted in May 1998 to purchase 454,544 shares of Series B for cash proceeds of approximately $1,744,000.

Employee Stock Purchase Plan

  In January 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") effective on the date of the Offering. The Purchase Plan reserves 600,000 shares

                              CRITICAL PATH, INC.

for issuance thereunder. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not 5% or greater shareholders. Under the Purchase Plan, eligible employees may select a rate of payroll deduction up to 15% of their compensation subject to certain maximum purchase limitations. The Purchase Plan will be implemented in a series of overlapping twenty-four month offering periods and beginning on the effective date of the Offering and subsequent offering periods will begin on the first trading day on or after May 1 and November 1 of each year. Purchases will occur on each April 30 and October 31 (the "purchase dates") during each participation period. Under the Purchase Plan, eligible employees will be granted an option to purchase shares of Common Stock at a purchase price equal to 85% of the fair market value per share of Common Stock on either the start date of the offering period or the date on which the option is exercised, whichever is less. If the fair market value of the Common Stock on any purchase date (other than the final purchase date) is lower than the fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the offering period immediately following.

Stock Option Grants

  In January and March 1999, the Company granted incentive stock options to employees to purchase 1,789,110 shares of Common Stock at exercise prices ranging between $3.39 and $7.13 per share. In connection with such option grants, the Company recognized unearned compensation totaling $14,862,000 which is being amortized over the four year vesting period of the related options.

Sale of Common Stock

  In January 1999, the Company sold 1,090,909 shares of Common Stock at a price of $2.20 per share to a customer that also agreed to provide marketing related services. In connection with the transactions, the Company recognized a charge totaling $2,247,000 that will be attributed to sales and marketing expense over the one year term of the agreement.

Repurchase of Preferred Stock

  Prior to the closing of the offering, the Series B placement agent has agreed to sell back to the Company at $4.26 per share an aggregate of 45,067 shares held by the placement agent or its affiliates.

                              CRITICAL PATH, INC.

Common Stock Warrant Issued for Services

  In January 1999, the Company entered into an agreement with ICQ, Inc., a subsidiary of America Online, Inc., pursuant to which it will provide email hosting services that will be integrated with ICQ's instant messaging service provided to ICQ's customers. The ICQ instant messaging service is designed to allow users to communicate in real time over the Internet. As part of the agreement, ICQ agreed to provide sub-branded advertising for the Company in exchange for a warrant to purchase 2,442,766 shares of Series B, issuable upon attainment of each of five milestones. The following table summarizes the shares underlying each milestone and the related exercise price:

                                                               Shares
                                                             Underlying Exercise
                                                              Warrant    Price
                                                             ---------- --------
   Milestone 1.............................................    814,254   $ 4.26
   Milestone 2.............................................    407,128     5.50
   Milestone 3.............................................    407,128     6.60
   Milestone 4.............................................    407,128     8.80
   Milestone 5.............................................    407,128    11.00
                                                             ---------
     Totals................................................  2,442,766
                                                             =========

  The shares underlying the first milestone were immediately vested on the effective date of the agreement. The shares underlying the remaining milestones vest on the dates that ICQ completes registration of the specified number of sub-branded ICQ mailboxes applicable to each milestone. Using the Black-Scholes option pricing model and assuming a term of seven years and expected volatility of 90%, the initial fair value of the warrant on the effective date of the agreement approximated $16.5 million, which is being amortized to advertising expense using the straight-line method over four years. The shares underlying the second through fifth milestones will be remeasured at each subsequent reporting date until each sub-branded ICQ mailbox registration threshold is achieved. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, such increases or decreases will be recognized immediately, in the event the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term.

                               INSIDE BACK COVER

the
        brand
                behind
        the
                brand

                          [pictures of Critical Path
                               customer branded
                              web mail interfaces
                                 appears here]

  Until           , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      Payable by
                                                                      Registrant
                                                                      ----------
   SEC registration fee..............................................  $ 28,773
   National Association of Securities Dealers, Inc. filing fee.......     5,675
   Nasdaq National Market Listing Fee................................    95,000
   Accounting fees and expenses......................................   200,000
   Legal fees and expenses...........................................   250,000
   Printing and engraving expenses...................................   200,000
   Blue Sky fees and expenses........................................     1,000
   Registrar and Transfer Agent's fees...............................    15,000
   Miscellaneous fees and expenses...................................     4,552
                                                                       --------
   Total.............................................................  $800,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V, Section B of our articles of incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourself, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

1. From February 1997 to February 26, 1999, the Registrant issued and sold 8,486,398 shares of common stock to employees, directors and consultants at prices ranging from $0.02 to $2.20 per share.

2. On April 1, 1998, the Registrant issued and sold 12,707,869 shares of Series A Preferred Stock to a total of 29 investors for an aggregate purchase price of $9,170,002.

3. On September 11, 1998 and January 13, 1999, the Registrant issued and sold 6,863,991 shares of Series B Preferred Stock to a total of 19 investors for an aggregate purchase price of $29,061,014.

4. On January 13, 1999, the Registrant issued and sold 1,090,909 shares of common stock to one investor for an aggregate purchase price of $2,400,000.

5. From February 1997 to February, 1998, the Registrant issued and sold 6,258,251 shares of common stock to 5 investors at a purchase price of $0.02 per share.

6. On January 1999 the Registrant issued a warrant to purchase up to 2,442,766 shares of Series B Preferred Stock to one investor in connection with the Registrant's entering into a commercial agreement with a subsidiary of such investor.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  See exhibits listed on the Exhibit Index following the signature page of the Form S-1, which is incorporated herein by reference.

  (b) Financial Statement Schedules

  Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 26th day of March, 1999.

                                          Critical Path, Inc.

                                                   /s/ Douglas T. Hickey
                                          By: _________________________________
                                                     Douglas T. Hickey
                                                 President, Chief Executive
                                                    Officer and Director

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Name                             Title                  Date
                ----                             -----                  ----

       /s/ Douglas T. Hickey         President, Chief Executive     March 26, 1999
____________________________________ Officer and Director
         Douglas T. Hickey           (Principal Executive
                                     Officer)

       /s/ David A. Thatcher         Executive Vice President,      March 26, 1999
____________________________________ Chief Financial Officer
         David A. Thatcher           (Principal Financial Officer)
                                     and Accounting Officer

        /s/ David C. Hayden          Chairman of the Board          March 26, 1999
____________________________________
          David C. Hayden

                 *                   Director                       March 26, 1999
____________________________________
        Christos M. Cotsakos

                 *                   Director                       March 26, 1999
____________________________________
            Lisa Gansky

                 *                   Director                       March 26, 1999
____________________________________
          Kevin R. Harvey

                 *                   Director                       March 26, 1999
____________________________________
           James A. Smith

                 *                   Director                       March 26, 1999
____________________________________
           George Zachary

*By: /s/ David A. Thatcher
  ----------------------------
    David A. Thatcher
    (Attorney-in-Fact)

                                 EXHIBIT INDEX

    Exhibit
    Number                         Description of Document
    -------                        -----------------------
   1.1**      Form of Underwriting Agreement.
   3(i)(a)**  Amended and Restated Articles of Incorporation and amendments thereto.
   3(i)(b)**  Form of Amended and Restated Articles of Incorporation to be
              filed prior to completion of this offering.
   3(ii)(a)** Bylaws of the Registrant, as amended.
   3(ii)(b)** Form of Amended and Restated Bylaws.
   4.1**      Form of Common Stock Certificate.
   4.2**      Warrant to Purchase Preferred Stock dated September 11, 1998 issued by the Registrant to Hambrecht & Quist LLC.
   4.3**      Warrant to Purchase Preferred Stock dated January 13, 1999 issued by the Registrant to Hambrecht & Quist LLC.
   4.4**      Warrant to Purchase Common Stock dated January 29, 1999 issued by the Registrant to America Online, Inc.
   5.1**      Opinion of Pillsbury Madison & Sutro LLP.
  10.1**      Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.2**      Employee Stock Purchase Plan.
  10.3**      1998 Stock Plan and forms of stock option agreements thereunder.
  10.4**      Series B Preferred Stock Purchase Agreement dated September 11,
              1998.
  10.5**      Amendment to Series B Preferred Stock Purchase Agreement dated
              January 13, 1999.
  10.6**      Amended and Restated Investors' Rights Agreement dated September
              11, 1998.
  10.7**      Amendment to the Amended and Restated Investors' Rights Agreement
              dated January 13, 1999.
  10.8**      Master Equipment Lease Agreement dated April 28, 1998, and Lease
              Line Schedule thereto, by and between the Registrant and
              Lighthouse Capital Partners II, L.P.
  10.9**      Master Lease Agreement dated May 1, 1998, and addendum thereto, by and between the Registrant and Comdisco, Inc.
  10.10**     Standard Industrial/Multitenant Lease-Gross dated June 20, 1997 by and between the Registrant and 501 Folsom Street Building.
  10.11**     Letter Agreement dated October 1, 1998 by and between the
              Registrant and Douglas Hickey.
  10.12**     Promissory Note and Security Agreement dated November 2, 1998 by and between the Registrant and Douglas Hickey.
  10.13**     Warrant Agreement dated April 28, 1998 by and between the
              Registrant and Lighthouse Capital Partners II, L.P.
  10.14**     Warrant Agreement dated May 1, 1998 by and between the Registrant and Comdisco, Inc.
  10.15+      Master Services Agreement dated December 10, 1998 by and between the Registrant and US West Communications Services, Inc.
  10.16+      Email Services Agreement dated May 27, 1998 by and between the
              Registrant and Network Solutions, Inc.
  10.17+      Email Services Agreement dated July 6, 1998 by and between the
              Registrant and StarMedia Network, Inc.
  10.18+      Amendment to Email Services Agreement September 30, 1998 by and
              between the Registrant and E*TRADE Group, Inc.
  10.19+      Email Services Agreement dated September 14, 1998 by and between the Registrant and Sprint Communications Company L.P.
  10.20+      Email Services Agreement dated March 19, 1998 by and between the
              Registrant and NTX, Inc. dba TABNet, Inc.

  Exhibit
  Number                         Description of Document
  -------                        -----------------------
  10.21** QuickStart Loan and Security Agreement dated May 12, 1998 by and between the Registrant and Silicon Valley Bank.
  10.22+  Email Services Agreement dated January 29, 1999 by and between the
          Registrant and ICQ, Inc.
  10.23** Sublease dated February 8, 1999 by and between Times Direct
          Marketing, Inc. and Critical Path.
  10.24** Promissory Note and Security Agreement dated January 26, 1999 by and between the Registrant and Bill Rinehart.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2**  Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).
  24.1**  Power of Attorney.
  27.1**  Financial Data Schedule.

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**Previously Filed.
+ Confidential treatment has been requested with respect to certain portions of these agreements.